Exhibit T3C.1

INDENTURE

Dated as of November [16], 2018

Among

TOPS MARKETS, LLC,

THE GUARANTORS PARTY HERETO

and

ANKURA TRUST COMPANY, LLC

as Trustee and Collateral Agent

13.000% SENIOR SECURED SECOND LIEN PIK NOTES DUE 2024

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	15.02; 15.03
(c)	15.02; 15.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06; 7.07
(c)	7.05; 7.06; 15.02
(d)	7.06
314(a)	4.13; 4.14
(b)	11.05
(c)(1)	15.04
(c)(2)	15.04
(c)(3)	N.A.
(d)	11.05
(e)	15.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 15.02
(c)	7.01
(d)	7.01
(e)	6.14
316(a)	N.A.
(b)	6.07
(c)	1.05; 2.12; 9.04
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.04
318(a)	15.01
(b)	N.A.
(c)	15.01

N.A. means not applicable and expressly excluded from this Indenture.

* This Cross-Reference Table is not part of the Indenture.

i

Section 15.07	No Personal Liability of Directors, Officers, Employees and Stockholders	126
Section 15.08	Governing Law; Waiver of Jury Trial; Consent to Jurisdiction	126
Section 15.09	Force Majeure	126
Section 15.10	Successors	127
Section 15.11	Severability	127
Section 15.12	Counterpart Originals	127
Section 15.13	Table of Contents, Headings, Etc.	127
Section 15.14	USA Patriot Act	127

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit B-1	Form of Certificate for Acquiring Institutional Accredited Investor
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

v

INDENTURE, dated as of November [16], 2018, among Tops Markets, LLC, a New York limited liability company (the “Company”), the Guarantors (as defined herein) listed on the signature pages hereto, Ankura Trust Company, LLC, a New Hampshire State Chartered Non Depository Institution, as Trustee and Collateral Agent.

W I T N E S S E T H

WHEREAS, pursuant to the confirmation order of the Bankruptcy Court (as defined herein), dated November [16], 2018, the creation of an issue of $100,000,000 initial aggregate principal amount of the Company’s 13.000% Senior Secured Second Lien PIK Notes due 2024 (the “Initial Notes”) has been authorized;

WHEREAS, the Company and the Guarantors have duly authorized the execution and delivery of this Indenture;

WHEREAS, all things necessary (i) to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and (ii) to make this Indenture a valid agreement of the Company, all in accordance with their respective terms, have been done; and

NOW, THEREFORE, the Company, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A attached hereto, bearing the Global Note Legend, the OID Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Cure Amount” means the “Cure Amount” as defined in the ABL Facility in effect on the Emergence Date.

“ABL Facility” means the Revolving Credit Agreement, dated as of the Emergence Date, by and among the Company, as lead borrower, the other borrower parties thereto, the guarantors party thereto, the various lenders, arrangers and bookrunners party thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer (each as defined in the ABL Facility), together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder, alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors; provided that any instrument entered into (other than the ABL Facility entered into on the Emergence Date, as amended or supplemented from time to time) shall not be an ABL Facility unless designated in writing as such to the Trustee.

“ABL Facility Cap” means the lesser of (x) the maximum commitment amount under the ABL Facility and (y) the “Borrowing Base,” as calculated under the ABL Facility (as in effect on the Emergence Date, with eligibility and other relevant determinations relating to such “Borrowing Base” and its components to be consistent with past practice as of immediately prior to the Emergence Date).

“ABL Facility Collateral Agent” means Bank of America, N.A., as collateral agent under the ABL Facility, and its successors, replacements and/or assigns in such capacity.

“ABL Facility Documents” means the ABL Facility and all related guarantees, pledge and security agreements, security documents, perfection certificates, evidences and other instruments, and the Intercreditor Agreement.

“ABL Liens” means all Liens in favor of the ABL Facility Collateral Agent on Collateral securing the ABL Obligations.

“ABL Obligations” means (x) the Indebtedness permitted to be incurred under the ABL Facility pursuant to Section 4.03(b)(1)(a), (y) all other Obligations of the Company and its Restricted Subsidiaries under the ABL Facility Documents related to the Indebtedness described in the preceding clause (x) and (z) Obligations in respect of Cash Management Services and Hedging Obligations that are secured pursuant to the security documents in connection with the Indebtedness described in clause (x) directly above.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Acceptable Intercreditor Agreement” means (x) the Intercreditor Agreement and/or (y) one or more intercreditor agreements with respect to the Collateral not materially less favorable to the Holders (as determined by the Trustee and Collateral Agent) than the Intercreditor Agreement entered into on the Emergence Date.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of any other Person (1) existing at the time such other Person is consolidated or merged with or into, or became a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person consolidating or merging with or into, or becoming a Subsidiary of, such specified Person, or (2) assumed in connection with the acquisition of assets from such other Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of such acquisition, as the case may be. Notwithstanding the foregoing, Acquired Indebtedness shall not include Indebtedness of such other Person that is extinguished, retired or repaid substantially concurrently with such other Person becoming a Restricted Subsidiary of, or at the time it is consolidated or merged with or into, such specified Person.

“Acquisition” means, with respect to any Person (a) a purchase of a controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Notes” means additional Notes (other than the Initial Notes and the PIK Interest Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 4.03 and 4.06, it being understood that any Notes issued in exchange for or replacement of any Initial Notes or PIK Interest Notes shall not be Additional Notes.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of the Note, or

(2) the excess of:

(a) the present value at such Redemption Date of (i) the redemption price of the Note at the First Call Date (such redemption price being set forth in the table appearing in Section 3.07(b)), plus (ii) all required interest payments due on the Note through the First Call Date (assuming all such interest is paid in the form of Cash Interest, but excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points; over

(b) the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(1) any Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other properties or assets (including any transfer by written contract by the Company or any Restricted Subsidiary to any other Person of any of their rights to receive all or a portion of the proceeds from the sale by the Company or any Restricted Subsidiary of any such asset or properties) of the Company or any Restricted Subsidiary other than in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties and assets:

(A) that is governed by the provisions of Section 5.01;

(B) that is by the Company to any Restricted Subsidiary or by any Restricted Subsidiary to the Company or any Restricted Subsidiary or that is the issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(C) that would be a Restricted Payment permitted to be made pursuant to Section 4.04 or a Permitted Investment;

(D) that are obsolete, damaged or worn out equipment or otherwise unsuitable for use in the ordinary course of business;

(E) [Reserved];

(F) that is the sale or other disposition of cash or Cash Equivalents or the voluntary termination of Hedging Obligations;

(G) that is the sale, transfer or disposition deemed to occur in connection with creating or granting any Liens permitted by Section 4.06;

(H) the Fair Market Value of which in the aggregate does not exceed $5.0 million in any transaction or series of related transactions;

(I) consisting of the licensing of any intellectual property in the ordinary course of business of the Company and the Restricted Subsidiaries;

(J) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Permitted Business; provided that to the extent the property exchanged was Term Loan Priority Collateral, substantially all of the property received in exchange therefor constitutes Term Loan Priority Collateral;

(K) that is a transfer of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor; provided such net cash proceeds are deemed to be Net Cash Proceeds and are applied in accordance with Section 4.07;

(L) that is a foreclosure on assets or a disposition of Investments or receivables in connection with the compromise, settlement or collection thereof or in bankruptcy or similar proceedings including, without limitation, any transfer of property or assets in connection with the Emergence Transactions or that is approved by the Bankruptcy Court; or

(M) that is a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Available Amount” means, at any time (the “Available Amount Reference Date”), the (a) the sum, in each case without duplication, of (i) the net cash proceeds from the issuance of Equity Interests of the Company or any Guarantor, to the extent contributed to the Company (excluding pursuant to any First Lien Cure Right), plus (ii) commencing with the fiscal year ending December 28, 2019, the Retained Excess Cash Flow Amount as of such Available Amount Reference Date minus (b) the sum of (i) any Investments constituting Permitted Acquisitions, plus (ii) any Restricted Payments of the type described in Section 4.04(a)(i) or (ii) that are made from the Available Amount or pursuant to Section 4.04(b)(17), plus (iii) any ABL Cure Amount previously made, plus (iv) any amounts used to finance payments or distributions in respect of any First Lien Term Facility Junior Financing.

“Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the product of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the date of the Plan of Reorganization but, with respect to amendments to the Bankruptcy Code subsequent to commencement of the Chapter 11 Cases, only to the extent that such amendments were made expressly applicable to bankruptcy cases which were filed as of the enactment of such amendments.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or such other court as may have jurisdiction over the Chapter 11 Cases.

“Bankruptcy Law” the Bankruptcy Code, as amended, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

“Board of Directors” means the Board of Directors or comparable governing body of the Company or any Guarantor, as the case may be, or any duly authorized committee of such board or comparable governing body.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal Corporate Trust Office of the Trustee is located or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period; provided that, “Capital Expenditures” shall not include (i) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized (or are contractually committed to be utilized) for capital expenditures within 180 days of the receipt of such proceeds, or (B) the proceeds of any Equity Interests issued or capital contributions received by the Company or any Guarantor in connection with such capital expenditures, or (ii) any portion of the purchase price of a Permitted Acquisition which is allocated to property, plant or equipment acquired as part of such Permitted Acquisition, or (iii) any expenditures which are contractually required to be, and are, reimbursed to the Company or any Guarantor in cash by a third party (including landlords) during such period of calculation, or (iv) the trade-in value of existing equipment to the extent that the gross amount of the purchase price of equipment that is purchased simultaneously with the trade-in of such existing equipment is reduced by the credit granted by the seller of such equipment.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, that, obligations of the Company or its Restricted Subsidiaries either existing on the Emergence Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Company as capital lease obligations and were subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, or (b) did not exist on the Emergence Date and were required to be characterized as capital lease obligations, but would not have been required to be treated as capital lease obligations on the Emergence Date had they existed at that time, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness.

“Capital Stock” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the Emergence Date, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights, warrants or options exchangeable for or convertible into such Capital Stock (other than debt securities convertible into Capital Stock).

“Cash Equivalents” means:

(1) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(2) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million;

(3) repurchase obligations for underlying securities of the types described in clauses (1) and (2) entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) securities with maturities of 24 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (2) above;

(5) commercial paper rated at least P-2 by Moody’s Investors Service, Inc. (“Moody’s”) or at least A-2 by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within one year after the date of creation thereof;

(6) marketable short-term money market and similar securities having a rating of least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation thereof;

(7) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition;

(8) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency); and

(9) investment funds investing 95% of their assets in cash and securities of the types described in clauses (1) through (8) above.

“Cash Management Services” means any one or more of the following types of services or facilities provided to the Company or any of its Subsidiaries: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) purchase cards and (f) credit or debit cards.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total outstanding Voting Stock of the Company; or

(2) the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its and its Restricted Subsidiaries’ assets to any Person, other than a Permitted Holder, or any Person consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than, in each case, in connection with any transaction or series of transactions where, immediately after such transaction or series of transactions, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any Permitted Holder, is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee Person.

“Chapter 11 Cases” means the joint chapter 11 case of Tops Holding II Corporation and its affiliated debtors, which include Tops MBO Corporation, Tops Holding LLC, Tops Markets, LLC, Tops Markets II Corporation, Tops PT, LLC, Tops Gift Card Company, LLC, Eire Logistics LLC and TM1, LLC, under Case No. 18-22279 (RDD) in the Bankruptcy Court.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the property and assets that are from time to time subject to the Lien of (i) the Security Documents (other than the Intercreditor Agreement) or (ii) clause (y) of the last sentence of Section 5.4(a) of the Intercreditor Agreement, including the Liens, if any, required pursuant to the provisions of this Indenture; provided that the Collateral shall not include Avoidance Actions (as defined in the Plan of Reorganization).

“Collateral Account” means the collateral account established pursuant to Section 12.01.

“Collateral Agent” means Ankura Trust Company, LLC, in its capacity as Collateral Agent for the Holders of Notes, together with its successors in such capacity.

“Commodity Price Protection Agreement” means any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

“Consolidated Debt” means, as of any date of determination, the sum of (without duplication) all Indebtedness (other than (x) Capital Lease Obligations and (y) letters of credit or bank guarantees to the extent undrawn) consisting of Indebtedness for borrowed money and Redeemable Capital Stock of the Company and its Restricted Subsidiaries, determined on a consolidated basis on such date in accordance with GAAP.

“Consolidated EBITDA” means, at any date of determination, an amount equal to:

(a) Consolidated Net Income of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period, minus

(b) Principal payments and interest payments on all Capital Lease Obligations not otherwise included as expenses reducing Consolidated Net Income, plus

(c) the following to the extent deducted in calculating such Consolidated Net Income:

(i)	Consolidated Interest Expense, which for the avoidance of doubt, will exclude any interest payments on Capital Lease Obligations,

(ii)	the provision for federal, state, local and foreign income Taxes,

(iii)

depreciation and amortization expense, and other non-cash charges as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period),

(iv)

other nonrecurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Company and its Restricted Subsidiaries for such Measurement Period),

(v)

fees and expenses incurred in connection with the First Lien Term Facility Documents, the ABL Facility Documents, the documents related to this Indenture and the Note Liens, the Chapter 11 Cases, (including operating losses for the ten stores whose leases were rejected during the Chapter 11 Cases solely incurred after the store closing announcement but prior to November 30, 2018) the Plan of Reorganization and the transactions contemplated by the foregoing, including consultant, professional and advisory fees, in each case, to the extent that such fees and expenses were incurred (A) on or before the Emergence Date or (B) within 150 days after the Emergence Date,

(vi)

the following non-recurring expenses resulting from the Chapter 11 Cases (i) fees for fresh start accounting activities, (ii) fees related to (a) the determination of 2018 tax provisions and (b) preparation of 2018 tax returns, (iii) expenses (both cash and stock-based) related to the Management Incentive Plan, (iv) United States Trustee fees and any other statutory Chapter 11 expenses incurred until the Debtors’ Chapter 11 Cases are closed, and

(vii)

non-recurring expenses which relate to costs incurred for Acquisitions and post-acquisition integration (for five months after such acquisition) of non-Tops store locations not to exceed six store locations in any fiscal year;

minus (d) the following to the extent increasing such Consolidated Net Income:

(i)	non-refundable federal, state, local and foreign income tax credits, and

(ii)

all non-cash items increasing Consolidated Net Income other than non-cash items which will represent a cash item in a future period (in each case of or by the Company and its Restricted Subsidiaries for such Measurement Period), all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio, calculated on a Pro Forma Basis, of (a) (i) Consolidated EBITDA for the most recently completed Measurement Period minus (ii) Capital Expenditures made during such Measurement Period (other than Capital Expenditures made through purchase money financing or capital lease transactions permitted hereunder) minus (iii) the aggregate amount of federal, state, local and foreign income taxes paid in cash during such Measurement Period to (b) the sum of (i) Consolidated Interest Expense paid in cash or required to be paid in cash for such Measurement Period excluding interest paid on Capital Lease Obligations (provided, that for the avoidance of doubt, all interest paid in kind will be included in Consolidated Interest Expense for purposes of this definition), plus (ii) principal payments made or required to be made on account of Indebtedness for money borrowed (excluding indebtedness under the First Lien Term Facility, voluntary prepayments of Indebtedness permitted pursuant to Section 4.04 of this Agreement, any Synthetic Lease Obligations and scheduled principal payments made on account of Capital Lease Obligations, but including, without limitation, any Capital Lease Obligations) during such Measurement Period plus (iii) the aggregate amount of all Restricted Payments of the type described in clauses (i) and (ii) of the definition thereof made in cash during such Measurement Period, in each case, of or by the Company and its Restricted Subsidiaries, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any Measurement Period, the sum of:

(a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, but excluding any non-cash or deferred interest financing costs, and

(b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Company and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP.

When determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Emergence Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Emergence Date by 365 and then dividing such product by the number of days from and including the Emergence Date to and including the last day of such period.

“Consolidated Net Debt Ratio” means, as of any date of determination, the ratio of (a) (i) without duplication, the aggregate principal amount of any Consolidated Debt of the Company and its Restricted Subsidiaries outstanding as of the last day of the Measurement Period most recently ended as of such date less (ii) without duplication, the Unrestricted Cash and unrestricted Cash Equivalents of the Company and its Restricted Subsidiaries as of the last day of such Measurement Period less (iii) the aggregate amount of net proceeds then contained in the Term Priority Collateral Account, to (b) Consolidated EBITDA for such Measurement Period, all determined on a consolidated basis in accordance with GAAP; provided, that Consolidated EBITDA for such Measurement Period shall be calculated on a Pro Forma Basis with respect to the sale, transfer, assignment or other disposition related to the net proceeds subtracted pursuant to clause (iii) above. Where the foregoing calculation is being made in connection with the incurrence of any Indebtedness or Preferred Stock, such calculation shall disregard any proceeds of such Indebtedness or Preferred Stock that are held by the Company or any of its Restricted Subsidiaries in cash

“Consolidated Net Income” means, as of any date of determination, the net income of the Company and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded:

(a) extraordinary gains and extraordinary losses for such Measurement Period (provided, that in no event shall business disruptions or labor disputes constitute extraordinary losses),

(b) the income (or loss) of any non-wholly owned Restricted Subsidiary of the Company during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to the Company or any of its wholly owned Restricted Subsidiaries during such period,

(c) the income (or loss) of any Person during such Measurement Period and accrued prior to the date it becomes a wholly owned Restricted Subsidiary of the Company or any of the Company’s wholly owned Restricted Subsidiaries or is merged into or consolidated with the Company or any of its wholly owned Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its wholly owned Restricted Subsidiaries,

(d) the income of any direct or indirect Restricted Subsidiary of the Company (other than a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, except that the Company’s equity in any net loss of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income,

(e) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business,

(f) any non-cash goodwill or asset impairment charges, any non-cash write-downs attributable to joint ventures and the amortization of intangibles, in each case pursuant to GAAP,

(g) any non-cash charges resulting from the application of Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” and any other non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards, and

(h) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 15.02 or such other address as to which the Trustee may give notice to the Holders and the Company.

“Credit Support” means, with respect to any Person and any Indebtedness, (i) such Person’s guarantee of or becoming a direct or indirect obligor with respect to, such Indebtedness, (ii) such Person’s pledge or other hypothecation of its assets to secure or provide recourse with respect to such Indebtedness, (iii) such Person becoming directly or indirectly liable for such Indebtedness or (iv) such Person providing any other form of credit support for such Indebtedness.

“Currency Agreements” means foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

“Custodian” means the Paying Agent and Registrar, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” means, collectively, the Company, Tops MBO Corporation, a Delaware corporation, Tops Holdings II Corporation, a Delaware corporation, Tops Holdings LLC, a Delaware limited liability company, Tops Markets II Corporation, a Delaware corporation, Tops PT, LLC, a New York limited liability company, Tops Gift Card Company, LLC, a Virginia limited liability company, Erie Logistics LLC, a Delaware limited liability company, and TM1, LLC, a Delaware limited liability company.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) or (e), substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value, as set forth in an Officer’s Certificate, of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale.

“Discharge of ABL Obligations” has the meaning provided in the Intercreditor Agreement.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory.

“Emergence Date” means the date on which Section 9.2 of the Plan of Reorganization (Conditions Precedent to Effective Date) shall have been satisfied and the Plan of Reorganization shall have been substantially consummated.

“Emergence Date Stockholder” means any holder of more than 1.0% of the outstanding Voting Stock of the Company as of immediately following the Emergence Date.

“Emergence Transactions” means all transactions and agreements arising out of the Plan of Reorganization and emergence from Chapter 11 Cases including, without limitation, the issuance of the Notes and the borrowings under the ABL Facility and the First Lien Term Facility as in effect on the Emergence Date and any fees and expenses related to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Offering” means any public offering for cash of common stock or Preferred Stock (other than Redeemable Capital Stock) of the Company or, to the extent the proceeds are contributed to the Company, a direct or indirect parent company of the Company (other than public offerings with respect to a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Excess Cash Flow” shall mean, without duplication, with respect to any fiscal year of the Company, an amount equal to the sum of (a) Consolidated Net Income plus Taxes incurred but not paid in cash in such fiscal year plus (b) depreciation, amortization, Consolidated Interest Expense, all other non-cash charges, in each case, to the extent deducted in determining Consolidated Net Income, minus (c) Capital Expenditures during such fiscal year (excluding the financed portion thereof), minus (d) Consolidated Interest Expense paid in cash during such fiscal year, minus (e) scheduled principal payments paid in respect of Indebtedness (other than the Term Loans) in cash, plus or minus (as the case may be) (f) extraordinary gains or losses which are cash items not included in the calculation of Consolidated Net Income, minus (g) the amount of Taxes paid in cash during such fiscal year, minus (h) any increase in the Working Capital of the Company and its Restricted Subsidiaries during such year (measured as the excess of such Working Capital at the end of such fiscal year over such Working Capital at the beginning of such fiscal year), plus (i) any decrease in the Working Capital of the Company and its Restricted Subsidiaries during such fiscal year (measured as the excess of such Working Capital at the beginning of such fiscal year over such Working Capital at the end thereof).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Property” has the meaning set forth in the Security Agreement.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith if the Fair Market Value exceeds $15.0 million, otherwise, by the principal financial officer of the Company acting in good faith.

“First Call Date” means November [16], 2019.

“First Lien Cure Amount” means the “Cure Amount” as defined in the First Lien Term Facility as in effect on the Emergence Date.

“First Lien Term Facility” means the First Lien Credit Agreement, dated as of the Emergence Date, by and among the Company, as the borrower, the guarantors party thereto, the various lenders and agents party thereto and Cortland Capital Market Services, LLC, as administrative agent and collateral agent, together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder, alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors; provided that any instrument entered into (other than the First Lien Term Facility entered into on the Emergence Date, as amended or supplemented from time to time) shall not be a First Lien Term Facility unless designated in writing by the Company as such to the Trustee.

“First Lien Term Facility Documents” means the First Lien Term Facility and all related guarantees, pledge and security agreements, security documents, perfection certificates, evidences and other instruments, and the Intercreditor Agreement.

“First Lien Term Facility Junior Financing” shall mean (a) any preferred Equity Interests, (b) any Redeemable Capital Stock, (c) any Indebtedness that is subordinated in right of payment to the First Lien Term Obligations or (d) any unsecured Indebtedness or Indebtedness secured by Liens on the Collateral that are junior to the Liens securing the First Lien Term Obligations. For the avoidance of doubt, Indebtedness under the ABL Facility secured by Permitted Liens pursuant to clause (b)(1) of the definition of “Permitted Liens” shall not be deemed to be First Lien Term Facility Junior Financing.

“First Lien Term Obligations” means (x) the Indebtedness permitted to be incurred under the First Lien Term Facility pursuant to Section 4.03(b)(1)(b) and (y) all other Obligations of the Company and its Restricted Subsidiaries under the First Lien Term Facility Documents related to the Indebtedness described in the preceding clause (x).

“Franchise Deposits” means the net balances paid by the franchisees of the Company or its Restricted Subsidiaries under the terms of their respective franchise agreements.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States as in effect as of the Emergence Date, including those set forth in:

(1) the Financial Accounting Standards Board’s FASB Accounting Standards Codification; and

(2) the rules and regulations of the SEC with respect to generally accepted accounting principles, including those governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC, except, with respect to any reports or financial information required to be delivered pursuant to Section 4.13 which shall be prepared in accordance with GAAP as in effect on the date thereof.

For purposes of this definition, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b), 2.06(d) or 2.06(j).

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means the guarantee by any Guarantor of the Company’s Indenture Obligations.

“Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of “Indebtedness” below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement:

(1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness;

(2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss;

(3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered);

(4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance; or

(5) otherwise to assure a creditor against loss;

provided that the term “Guaranteed Debt” shall not include (i) endorsements for collection or deposit, in either case in the ordinary course of business or (ii) any guarantee by the Company or any of its Restricted Subsidiaries of obligations in respect of customers for check cashing and short term lending products in the ordinary course of business consistent with industry standards.

“Guarantor” means any Person which is a guarantor of the Notes, including any Person that is required after the Emergence Date to execute a Guarantee of the Notes pursuant to Section 4.08 until such Person’s Guarantee is released in accordance with this Indenture or until a successor replaces such Person pursuant to Section 5.01 and, thereafter, shall mean such successor.

“Hedging Obligations” means the obligations under Currency Agreements, Commodity Price Protection Agreements and Interest Rate Agreements.

“Holder” means the Person in whose name a Note is registered in the Note Register; provided that pursuant to Section 1.05(c), it may include the “beneficial owner” of an interest in a Note.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A attached hereto, bearing the Global Note Legend, the OID Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Indebtedness” means, with respect to any Person, without duplication:

(1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, bankers’ acceptance facilities or other similar facilities;

(2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

(4) all obligations under Interest Rate Agreements, Currency Agreements or Commodity Price Protection Agreements of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

(5) all Capital Lease Obligations of such Person;

(6) all Indebtedness referred to in clauses (1) through (5) above of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided the amount of Indebtedness will be the lesser of the Fair Market Value of such property on the date of determination and the amount of Indebtedness of such other Person;

(7) all Guaranteed Debt of such Person; and

(8) all Redeemable Capital Stock issued by such Person or Preferred Stock of a Restricted Subsidiary (other than the Company) of such Person that is not a Guarantor valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indenture Obligations” means the obligations of the Company and any other obligor under this Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with this Indenture, the Notes and the performance of all other obligations to the Trustee and the Holders under this Indenture and the Notes, according to the respective terms thereof (including any interest, fees and other expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding, whether or not such interest is an allowed claim under applicable state, federal or foreign law).

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Company or any Guarantor under any Bankruptcy Law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Guarantor or any similar case or proceeding relative to the Company or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Emergence Date, by and among the ABL Facility Collateral Agent, Cortland Capital Market Services, LLC, as administrative agent and collateral agent under the First Lien Term Facility, and the Trustee and the Collateral Agent, as acknowledged by the Company and its Subsidiaries party thereto, as amended, modified, restated, supplemented or replaced from time to time.

“Interest Payment Date” means (i) through November [16], 2023, June 15 and December 15 of each year, commencing June 15, 2019 and (ii) after November [16], 2023, the Stated Maturity of the Notes, which is November [16], 2024.

“Interest Rate Agreements” means interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements or arrangements designed to protect against or manage exposure to fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Investment” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued by any other Person and all other items that would be classified as investments on a balance sheet (excluding the footnotes) prepared in accordance with GAAP. “Investment” shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the Company’s or any Restricted Subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company (other than the sale of all of the outstanding Capital Stock of such Subsidiary), the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.04.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which the Company or any Restricted Subsidiary is entitled to the use or occupancy of any real property for any period of time.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired; provided that in no event shall an operating lease be deemed to constitute a Lien. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation, Synthetic Lease Obligation or other title retention agreement.

“Maturity” means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in this Indenture, whether at Stated Maturity, the offer date or the Redemption Date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

“Management Incentive Plan” means the post-emergence management incentive plan adopted and effective in accordance with the Chapter 11 Cases.

“Measurement Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Company then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 4.13(a).

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of:

(1) brokerage commissions and other reasonable fees and expenses (including, without limitation, fees and expenses of counsel and investment bankers) related to such Asset Sale,

(2) provisions for all taxes payable as a result of such Asset Sale,

(3) except in the case of Liens ranking junior to the Liens securing the Notes or the Guarantees, payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

(4) in the case of an Asset Sale by a Restricted Subsidiary, distributions and other payments made to minority shareholders, partners or members of such Restricted Subsidiary as a result of such Asset Sale,

(5) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale, and

(6) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(b) with respect to any issuance or sale of Subordinated Indebtedness, or Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to in Section 4.04, the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-recourse Indebtedness” means, with respect to any Person, Indebtedness of such Person as to which the Company and any Restricted Subsidiary may not be directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and which, upon the occurrence of a default with respect to such Indebtedness, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment of Indebtedness of the Company or any Restricted Subsidiary to be accelerated or payable prior to its Stated Maturity.

“Non-Guarantor Restricted Subsidiary” means a Restricted Subsidiary that is designated by the Company as a Non-Guarantor Restricted Subsidiary, as evidenced by a resolution of the Company’s Board of Directors.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Indenture Obligations.

“Notes” means any Note authenticated and delivered under this Indenture including Initial Notes, the PIK Interest Notes (or any increase in the principal amount of a Global Note) and any Additional Notes. Any Initial Notes, any Additional Notes and PIK Interest Notes (and any increases in Global Notes reflecting a PIK Payment) shall be treated as a single class for all purposes under this Indenture. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes, any Additional Notes and any PIK Interest Notes (and any increases in Global Notes reflecting a PIK Payment), and all references to “principal amount” of the Notes shall include any increase in the principal amount of the Notes (including PIK Interest Notes) as a result of a PIK Payment.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the chairman of the Board of Directors, the chief executive officer, chief financial officer, the president, any executive vice president, senior vice president or vice president, the treasurer or the secretary of the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company, that meets the requirements set forth in this Indenture.

“OID Legend” means the legend set forth in Section 2.06(g)(iv) to be placed on all Notes issued under this Indenture that have more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that is not contractually subordinated to the Notes or the Guarantees. For the avoidance of doubt, Pari Passu Indebtedness shall include Capital Lease Obligations.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Acquisition” means an Acquisition or series of related Acquisitions of Store locations (including, if applicable, the related Inventory at such Store locations) in which the total consideration paid (whether in cash, tangible property, notes or other property) does not exceed (x) $15,000,000 in any fiscal year and (y) $50,000,000 in the aggregate after the Emergence Date; provided, that all of the following conditions are satisfied as of the date of such acquisition:

(a) No Default or Event of Default exists at the time of, or immediately after giving effect to, the consummation of any such Acquisition or series of related Acquisitions;

(b) Such Acquisition is permitted by the First Lien Term Facility;

(c) Such Acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition, and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable law;

(d) After giving effect to such Acquisition, if such Acquisition is an Acquisition of Equity Interests, the Company or a Guarantor shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall control a majority of any voting interests or shall otherwise control the governance of the Person being acquired;

(e) Any assets acquired shall be utilized in, and if such Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Company and its Restricted Subsidiaries under this Indenture;

(f) If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of the Company or a Guarantor, or if the assets acquired in such Acquisition will be transferred to a Subsidiary which is not then a Guarantor, such Subsidiary (if it is a Domestic Subsidiary) shall have been joined as a Guarantor in accordance with the terms of Section 4.08, and the Collateral Agent shall have received a security and/or mortgage interest in such Subsidiary’s Equity Interests, Inventory, Accounts, Real Estate and other property of the same nature as constitutes Collateral under the Security Documents.

“Permitted Business” means the business conducted by the Company and its Restricted Subsidiaries on the Emergence Date and any business similar, reasonably related, complementary, incidental or ancillary thereto, including reasonably related extensions or expansions thereof.

“Permitted Holders” means at any time, each of (i) the Emergence Date Stockholders and their respective partners, Affiliates and all investment funds or accounts managed by any of the foregoing (excluding, for the avoidance of doubt, their respective portfolio companies or other operating companies of investment funds or accounts managed by the Emergence Date Stockholders or their managed investment funds), (ii) any Person or any of the Persons who were a “group” (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act, or any successor provision) whose ownership of assets or Voting Stock has triggered a Change of Control in respect of which a Change of Control Offer has been made and all Notes that were tendered therein have been accepted and paid, (iii) any group (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act or any successor provision) of which any of the foregoing are members and who beneficially own, without giving effect to the existence of such group or any other group, more than 50.0% of the total voting power of the aggregate Voting Stock of the Company held directly or indirectly by such group and (iv) any members of a group described in clause (iii) for so long as such Person is a member of such group.

“Permitted Investment” means:

(1) Investments in the Company or any Restricted Subsidiary (other than a transfer of Term Loan Priority Collateral to a Restricted Subsidiary that is not a Guarantor) or any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary;

(2) Investments in cash and Cash Equivalents;

(3) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted by Section 4.07 to the extent such Investments are non-cash proceeds as permitted under such Section;

(4) Investments made by the Company or any Restricted Subsidiary as a result of or retained in connection with an Asset Sale permitted under or made in compliance with Section 4.07 to the extent such Investments are non-cash proceeds permitted thereunder;

(5) (x) Investments in existence on the Emergence Date and (y) an Investment in any Person to the extent such Investment replaces or refinances an Investment covered by clause (x) above or this clause (y) in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the Investment under clause (y) is on terms and conditions not materially less favorable to the Company and its Restricted Subsidiaries taken as a whole than the Investment being replaced or refinanced;

(6) Investments acquired in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock) of the Company or acquired with the Net Cash Proceeds received by the Company after the Emergence Date from the issuance and sale of Capital Stock (other than Redeemable Capital Stock) of the Company; provided that such Net Cash Proceeds are used to make such Investment within 30 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from Section 4.04(a)(3)(B);

(7) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(8) loans or advances to employees of the Company for bona fide business purposes of the Company and any Restricted Subsidiaries (including, without limitation, travel, entertainment and moving expenses) made in compliance with applicable law;

(9) any Investments received in good faith in settlement or compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any Reorganization Plan or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or as a result of a foreclosure by the Company or a Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) other Investments in the aggregate amount outstanding at any one time not to exceed the greater of (x) $5.0 million and (y) 6% of the Consolidated EBITDA of the Company;

(11) Hedging Obligations permitted under Section 4.03(b)(6);

(12) guarantees of Indebtedness permitted under Section 4.03(b)(5);

(13) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment; and

(14) advances to, or guarantees of Indebtedness of, employees not in excess of $2.5 million outstanding at any one time, in the aggregate.

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of Investment.

“Permitted Lien” means:

(a) any Lien existing as of the Emergence Date, other than Liens incurred under clause (b), (l), (p) or (q) of this definition;

(b) (1) Liens on the Collateral securing Indebtedness under the ABL Facility permitted to be incurred pursuant to Section 4.03(b)(1)(a) and all other ABL Obligations related thereto, which Liens (i) on ABL Priority Collateral may rank senior in priority to the Note Liens thereon and (ii) on Term Loan Priority Collateral shall rank junior in priority to the Note Liens thereon, in each case of subclauses (i) and (ii), pursuant to the

Intercreditor Agreement; and (2) Liens on the Collateral securing Indebtedness under the First Lien Term Facility permitted to be incurred pursuant to Section 4.03(b)(1)(b) and all First Lien Term Obligations related thereto, which Liens may rank senior in priority to the Note Liens on the Collateral pursuant to the Intercreditor Agreement;

(c) any Lien arising by reason of:

(1) any judgment, decree or order of any court, so long as such Lien is promptly adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(2) taxes, assessments or other governmental charges or claims not yet delinquent or which are being contested in good faith;

(3) security for payment of workers’ compensation or other insurance and other social security legislation;

(4) good faith deposits in connection with tenders, leases, contracts (other than contracts for the payment of money);

(5) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purpose of such business;

(6) deposits to secure public or statutory obligations or levies, or in lieu of surety or appeal bonds;

(7) operation of law in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees or suppliers, for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(8) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(9) operation of law in favor of customs and revenue authorities to secure the payment of customs duties in connection with the importation of goods;

(10) operation of law under Article 4 of the UCC in connection with the collection of items provided for therein or under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods; or

(11) consignment or similar arrangements for the sale by the Company or its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(d) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary and which does not extend to any assets other than the assets acquired;

(e) any Lien to secure the performance bids, trade contracts, leases (including, without limitation, statutory and common law landlord’s liens), subleases, warranty obligations, tenders, liability to insurance carriers, statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Restricted Subsidiary;

(f) any Lien securing obligations under Cash Management Services, Interest Rate Agreements, Currency Agreements and Commodity Price Protection Agreements;

(g) any Lien securing Capital Lease Obligations, Synthetic Lease Obligations or Purchase Money Obligations incurred in accordance with this Indenture (including, but not limited to, clause (7) of the definition of “Permitted Indebtedness”) covering only the assets acquired, constructed or improved with or financed by such Indebtedness and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(h) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(i) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution which are within the general parameters customary in the banking industry;

(j) Liens on property, assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary and assets fixed or appurtenant thereto;

(k) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(l) Liens and Obligations related thereto securing Indebtedness incurred in accordance with Section 4.03(b)(2) and (b)(18);

(m) Liens on the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of a Restricted Subsidiary that is not a Guarantor incurred in accordance with Section 4.03;

(n) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (m) and this clause (n) so long as (i) any Lien incurred to extend, renew, refinance or replace a Lien shall be no higher in priority, relative to the priority of the Liens securing the Notes and the Guarantees, than the Lien so extended, renewed, refinanced or replaced, (ii) no additional collateral is granted as security thereby and (iii) the amount of Indebtedness secured thereby is not increased except by an amount equal to the lesser of (x) the stated amount of any premium or other payment contractually required to be paid in connection with such a refinancing pursuant to the terms of the Obligations being extended, renewed, refinanced or replaced or (y) the amount of premium or other payment actually paid at such time to extend, renew, refinance or replace the Obligations, plus, in either case, the amount of accrued interest, fees and expenses of the Company and its Restricted Subsidiaries incurred in connection with such refinancing;

(o) Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Notes;

(p) Liens securing Indebtedness incurred in accordance with Section 4.03(a); provided that any Liens on Collateral shall be junior in priority to the Note Liens and are at all times subject to an Acceptable Intercreditor Agreement; and

(q) in addition to the items referred to in clauses (a) through (p) above, Liens on property or assets of the Company or any Restricted Subsidiary securing obligations in an aggregate amount which, when taken together with the aggregate amount of all other Liens securing obligations incurred pursuant to this clause (q) and then outstanding, will not exceed $11.0 million, which Liens, if they are on Collateral, shall be junior in priority to the Note Liens and at all times subject to an Acceptable Intercreditor Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan of Reorganization” means the Joint Chapter 11 Plan of Reorganization of Tops Holding II Corporation and its affiliated debtors, dated August 31, 2018, as amended, for the resolution of outstanding claims and interests in the Chapter 11 Cases, as may be modified in accordance with the Bankruptcy Law and Bankruptcy Rules, including all exhibits, supplements, appendices and schedules.

“Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis” means giving pro forma effect to any acquisition or sale of a Person, all or substantially all of the business or assets of a Person, and any related incurrence, repayment or refinancing of Indebtedness, Capital Expenditures or other related transactions which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, in each case, as if such acquisition or sale and related transactions were realized on the first day of the relevant period.

“Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of the Company or a Restricted Subsidiary and any additions and accessions thereto, which are purchased or constructed by the Company or a Restricted Subsidiary at any time after the Emergence Date; provided that:

(1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into within 360 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased, constructed or acquired, any additions and accessions thereto and any proceeds therefrom;

(2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase or construction of additions, improvements and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness; and

(3) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions, improvements and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price or cost of construction to the Company or its Restricted Subsidiaries of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned or leased by the Company or any Guarantor, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Record Date” for the interest payable (i) on any applicable Interest Payment Date on or prior to November [16], 2023, means the June 1 or December 1 (whether or not a Business Day) immediately preceding such Interest Payment Date and (ii) after November [16], 2023, means November [2], 2024 (whether or not a Business Day).

“Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable (at the option of the holders thereof), is or upon the happening of an event or passage of time would be, required to be redeemed (at the option of the holders thereof) prior to the Stated Maturity of the Notes (other than upon a change of control of or sale of assets by the Company or any Restricted Subsidiary in circumstances where the Holders would have similar rights), or is convertible into or exchangeable for, debt securities at any time prior to the Stated Maturity of the Notes at the option of the holder thereof; provided, however, that (1) only the portion of such Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Redeemable Capital Stock and (2) with respect to any Capital Stock issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Redeemable Capital Stock solely because it may be required to be repurchased by the Company or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’ terminations, resignation, death or disability and (3) if any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Redeemable Capital Stock, such Capital Stock shall not be deemed to be Redeemable Capital Stock.

“Redemption Date” when used with respect to any Note to be redeemed pursuant to any provision in this Indenture means the date fixed for such redemption pursuant to this Indenture.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or a Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a Global Note substantially in the form of Exhibit A-1 hereto, bearing the Global Note Legend, the OID Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Regulation S.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A-2, bearing the OID Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(v) to be placed on the Regulation S Temporary Global Note.

“Reorganization Plan” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Replacement Assets” means (1) properties or assets to replace the properties or assets that were the subject of an Asset Sale, (2) properties and assets that will be used in businesses of the Company or any Restricted Subsidiary, as the case may be, existing at the time such assets are sold or (3) Capital Stock of a Person, the principal portion of whose assets consist of such property or assets; provided that in the case of a sale of Term Loan Priority Collateral substantially all of such replacement properties or assets constitute Term Loan Priority Collateral.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend and the OID Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend and the OID Legend.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company.

“Retained Excess Cash Flow” means, for each fiscal year, the amount of Excess Cash Flow for such fiscal year that is not required to be applied to prepay Indebtedness under the First Lien Term Facility pursuant to the “excess cash flow sweep” provisions (or similar excess cash flow sweep provisions thereunder); provided, that Retained Excess Cash Flow for each fiscal year shall not be less than zero.

“Retained Excess Cash Flow Amount” as of any Available Amount Reference Date means the sum of Retained Excess Cash Flow for each fiscal year ending on or prior to such Available Amount Reference Date.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Security Agreement” means the Security Agreement, dated as of the Emergence Date, by and among the Company, the Guarantors and the Collateral Agent, as the same may be amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, the Intercreditor Agreement, any Acceptable Intercreditor Agreement, and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Shareholder’s Agreement” means the certain shareholder’s agreement substantially in the form contemplated by the Plan of Reorganization.

“Significant Subsidiary” means, at any time, any Restricted Subsidiary that qualifies at such time as a “significant subsidiary” within the meaning of Regulation S-X promulgated by the SEC (as in effect on the Emergence Date).

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Company or any of its Guarantors.

“Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor (i) that is contractually subordinated in right of payment to the Notes or a Guarantee, as the case may be, (ii) that is secured by a Lien on the Collateral ranking junior to the Liens securing the Notes or a Guarantee, as the case may be, or (iii) that is unsecured. For the avoidance of doubt, Indebtedness under the ABL Facility secured by Permitted Liens pursuant to clause (b)(1) of the definition of “Permitted Liens” shall not be deemed to be Subordinated Indebtedness.

“Subsidiary” of a Person means:

(1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof; or

(2) any limited partnership of which such Person or any Subsidiary of such Person is a general partner; or

(3) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding voting power of the partnership or similar interests.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Distributions” means Restricted Payments made to a direct or indirect holder of an Equity Interest of the Company or a Guarantor to permit such Persons to pay present or future consolidated, unitary or combined income taxes (calculated at the highest combined federal, state, and local corporate income tax rates applicable to the item of income in question) that are attributable to the ownership or operations of, but not payable directly by, the Company or any Subsidiary.

“Term Loan Priority Collateral” has the meaning given to such term by the Intercreditor Agreement.

“Term Priority Collateral Account” means a deposit account or securities account that is Term Loan Priority Collateral and subject to a blocked account agreement under the First Lien Term Facility.

“Transfer Agent” means the Person specified in Section 2.03 as the Transfer Agent, and any and all successors thereto, to receive on behalf of the Registrar any Notes for transfer or exchange pursuant to this Indenture.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the date the notice of redemption is given (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to the First Call Date; provided, however, that if the period from the Redemption Date to the First Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, or any successor statute.

“Trust Monies” means all cash and Cash Equivalents received by the Collateral Agent as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to this Indenture or any of the Security Documents; provided, however, that Trust Monies shall in no event include (i) any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of this Indenture or to pay the purchase price of the Notes pursuant to an Offer in accordance with the terms of this Indenture, (ii) any cash received or applicable by the Trustee in payment of its fees and expenses or, (iii) prior to the Discharge of ABL Obligations, any amounts attributable to ABL Priority Collateral.

“Trustee” means Ankura Trust Company, LLC, as trustee, until a successor replaces it in accordance with Section 7.08 and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Cash” means cash or cash equivalents of the Company or any of its Subsidiaries that would not appear as “restricted” or “customer deposits” on a consolidated balance sheet of the Company and its Subsidiaries.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and the OID Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Working Capital” means, for any Person at any date, its consolidated current assets (excluding cash and Cash Equivalents, deferred taxes and insurance reserves) at such date minus its consolidated current liabilities (excluding the current portion of long term indebtedness (including Capitalized Lease Obligations), deferred taxes and insurance reserves) at such date.

Section 1.02 Other Definitions.

Term	Section
Authentication Order	2.02
Cash Interest	4.01
Change of Control Offer	4.09(a)
Change of Control Purchase Date	4.09(a)
Change of Control Purchase Notice	4.09(b)
Change of Control Purchase Price	4.09(a)
Company	Preamble
Covenant Defeasance	8.03
DTC	2.03
Event of Default	6.01
Excess Proceeds	4.07(b)
incur	4.03(a)
Initial Notes	Recitals
Legal Defeasance	8.02
Material Indebtedness	6.01(4)
Note Register	2.03
Offer	4.07(b)
Paying Agent	2.03
Permitted Indebtedness	4.03(b)
Permitted Payment	4.04(b)
PIK Interest	4.01
PIK Interest Note	2.01(a)
PIK Notice	4.01
PIK Payment	2.01(a)
refinancing	4.04(b)(4)
Registrar	2.03
Reporting Entity	4.13(c)
Restricted Payment	4.04(a)
Surviving Entity	5.01(a)(1)
Surviving Guarantor Entity	5.01(b)(1)
Trustee	8.05

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(j) “including” means “including without limitation”;

(k) unless the context otherwise requires, all references to any “interest” or to any other amount payable on or with respect to the Notes shall be deemed to refer to Cash Interest or PIK Interest as the context may require; and

(l) for the avoidance of doubt, all financial measures, financial definitions and financial ratios reflecting the results of operations or cash flows of the Company or its Restricted Subsidiaries, including (i) Consolidated EBITDA, (ii) Consolidated Fixed Charge Coverage Ratio, (iii) Consolidated Interest Expense, (iv) Consolidated Debt, (v), Consolidated Net Debt Ratio, (vi) Consolidated Net Income and (vii) any accounting term not otherwise defined, shall be calculated without giving effect to any gains, losses, charges, expenses, write-ups, write-downs, write-offs or other adjustments directly related to or arising from the Chapter 11 Cases or the consummation of the Emergence Transactions (including any litigation or other expenses incurred in connection therewith, any gains, losses or charges resulting from “fresh-start” accounting adjustments or any cancellation of indebtedness income) occurring at or prior to the Emergence Date that is used for purposes of the Company’s financial statements, it being understood that the Company’s statement of operations data shall reflect the depreciation, amortization, recognition or expensing of any assets or liabilities whose carrying values have been adjusted in connection with the Chapter 11 Cases or the Emergence Transactions based on such adjusted carrying values.

Section 1.05 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register. Notwithstanding the foregoing, solely for purposes of determining whether any action to be taken or consent to be given under this Indenture is authorized, an owner of a beneficial interest in a Global Note shall be treated as a Holder, to the extent the Company directs the Trustee to accept reasonable evidence of such beneficial interest provided by such owner.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Company may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the generality of the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC, that is the Holder of a Global Note may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC, as the Holder of a Global Note, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. On any Interest Payment Date on which the Company pays PIK Interest (a “PIK Payment”), with respect to a Global Note, the Trustee will increase the principal amount of such Global Note by an amount equal to the PIK Interest payable, rounded down to the nearest whole dollar, for the relevant interest period on the principal amount of such Global Note, to the credit of the Holders on the relevant record date and an adjustment will be made on the books and records of the Trustee with respect to such Global Note to reflect such increase. On any Interest Payment Date on which the Company makes a PIK Payment by issuing Definitive Notes (a “PIK Interest Note”) under this Indenture having the same terms as the Notes, the principal amount of any such PIK Interest Note issued to any Holder, for the relevant interest period as of the relevant record date for such Interest Payment Date, will be rounded down to the nearest whole dollar. In connection with any PIK Payment, the Company is entitled to, without the consent of the Holders (and without regard to any restrictions or limitations set forth under Sections 4.03 and 4.06 hereof) to increase the outstanding principal amount of the Notes or to issue the PIK Interest Notes under this Indenture on the same terms and conditions as the Notes.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions and the payment of PIK Interest. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 or by the Company in connection with a PIK Payment.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(c) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Offer as provided in Section 4.07 or a Change of Control Offer as provided in Section 4.09. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and any PIK Interest Notes (including any increases in Global Notes reflecting a PIK Payment) and shall have the same terms as to status, redemption or otherwise (other than with respect to the purchase price thereof and the date from which the interest accrues) as the Initial Notes; provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.03 and Section 4.06. The Notes and any Additional Notes shall be substantially identical other than the issuance dates, offering price, transfer restrictions and, if applicable, the date from which interest shall accrue. The Additional Notes shall be secured, equally and ratably with the Notes by the Note Lien on the Collateral. Except as described under Article 9, the Initial Notes, any PIK Interest Notes (including any increases in Global Notes reflecting a PIK Payment) and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase, and shall vote together. Unless the context requires otherwise, references to “Notes” for all purposes of this Indenture include the PIK Interest Notes (or any increase in the principal amount of a Global Note) and any Additional Notes that are actually issued and any references to “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form provided for in Exhibit A attached hereto, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Emergence Date, the Trustee shall, upon receipt of the Company’s order (an “Authentication Order”), authenticate and deliver the Initial Notes which Initial Notes, being issued pursuant to Section 1145 of the Bankruptcy Code, shall be in the form of an Unrestricted Global Note. In addition, at any time, from time to time, the Trustee shall, upon an Authentication Order, Officer’s Certificate and Opinion of Counsel, authenticate and deliver any Additional Notes. Such Authentication Order shall specify the amount of the Notes to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 2.01, shall certify that such issuance is in compliance with Section 4.03 and Section 4.06. In addition, at any time, from time to time, the Trustee shall upon an Authentication Order (a) authenticate and deliver PIK Interest Notes that may be validly issued under this Indenture and (b) increase the principal amount of any Global Note as a result of a PIK Payment in the amount set forth in the PIK Notice.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Notwithstanding anything to the contrary herein, no Officer’s Certificate or Opinion of Counsel shall be required to be delivered in connection with a payment of PIK Interest (whether by an issuance of PIK Interest Notes or by an increase in Global Notes reflecting a PIK Payment).

Notwithstanding the foregoing, no Additional Notes may be issued, directly or indirectly, for the purpose of facilitating the waiver or direction of the exercise of remedies with respect to, any Default or Event of Default that has occurred or arisen prior to the issuance of such Additional Notes (including by waiver, amendment, forbearance or otherwise).

Section 2.03 Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”), including an office or agency for such purposes in the City of New York, which shall initially be the corporate trust office of the Trustee located in the City of New York. The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Either the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. References in this Indenture to “DTC” shall include, when applicable, Cede & Co as its nominee.

The Company initially appoints the Trustee to act as the Paying Agent, Registrar and Transfer Agent for the Notes and the Registrar to act as Custodian with respect to the Global Notes.

The Company shall be responsible for making all calculations called for under the Notes, including but not limited to determination of redemption price, premium, if any, Applicable Premium, if any, interest, determination of how much interest shall be payable as PIK Interest or Cash Interest and any additional amounts or other amounts payable on the Notes. The Company will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Company will provide a schedule of its calculations to the Trustee, certified by an Officer of the Company, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification. The Trustee shall forward the Company’s calculations to any Holder upon the written request of such Holder.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged by the Company for a Definitive Note unless (i) the Depositary (x) notifies the Company that it is unwilling or unable to continue to act as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary, (ii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes or (iii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes (although Regulation S Temporary Global Notes at the Company’s election pursuant to this clause may not be exchanged for Definitive Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S). Upon the occurrence of any of the preceding events in clauses (i), (ii) or (iii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Sections 2.06, 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in clauses (i), (ii) or (iii) above and pursuant to Sections 2.06(c) or (e). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.06(b), (c) and (j).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 of Regulation S. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and:

(A) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act; or

(B) such transfer is effected pursuant to an automatic exchange in accordance with Section 2.06(j) of this Indenture.

If any such transfer is effected pursuant to subparagraph (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in paragraph (i), (ii) or (iii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Company or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof;

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof; or

(G) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend, the OID Legend and the Regulation S Temporary Global Note Legend, as applicable, and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i), (ii) or (iii) of Section 2.06(a) and if:

(A) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act; or

(B) such transfer is effected pursuant to an automatic exchange in accordance with Section 2.06(j) of this Indenture.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i), (ii) or (iii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, in the case of clause (C) above, the applicable Regulation S Global Note and, in all other cases, the IAI Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subsection (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act; or

(B) such transfer is effected pursuant to an automatic exchange in accordance with Section 2.06(j) of this Indenture.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act; or

(B) such transfer is effected pursuant to an automatic exchange in accordance with Section 2.06(j) of this Indenture.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE NOTE EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE NOTE EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE NOTE EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT:

(A) SUCH NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY:

(i)(a) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 UNDER THE SECURITIES ACT, (d) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1),(2),(3) OR (7) OF THE SECURITIES ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”)) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $100,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, OR (e) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL AND OTHER CERTIFICATIONS AND DOCUMENTS IF THE COMPANY SO REQUESTS),

(ii) TO THE COMPANY, OR

(iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT

AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND IN EACH CASE SUBJECT TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF THIS NOTE BY THE HOLDER OR BY ANY INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL; AND

(B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE NOTE EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii)or (j) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE

ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) IAI Note Legend. Each Definitive Note held by an Institutional Accredited Investor shall bear a legend in substantially the following form:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(iv) OID Legend. Each Note issued hereunder that has more than a de minimis amount of original issue discount for purposes of the Code shall bear a legend in substantially the following form:

“FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: TOPS MARKETS, LLC, PO BOX 1027, BUFFALO, NEW YORK 14240-1027 ATTENTION: CHIEF FINANCIAL OFFICER.”

(v) Regulation S Temporary Global Note Legend. Each temporary Note that is a Global Note issued pursuant to Regulation S shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS A TEMPORARY GLOBAL NOTE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. NEITHER THIS TEMPORARY GLOBAL NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE INDENTURE REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE INDENTURE.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction. If the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 4.07, 4.09 and 9.05).

(iii) Neither the Registrar nor the Company shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same indebtedness and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of delivery of notice of redemption of Notes for redemption under Section 3.02 and ending at the close of business on the day of such delivery, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 2.03, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.06.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including transfers between or among Depository participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(j) Automatic Exchange from Restricted Global Note to Unrestricted Global Note. At the option of the Company and upon compliance with the following procedures, beneficial interests in a Restricted Global Note shall be exchanged for beneficial interests in an Unrestricted Global Note. In order to effect such exchange, the Company shall (i) provide written notice to the Trustee instructing the Trustee to direct the Depositary to transfer the specified amount of the outstanding beneficial interests in a particular Restricted Global Note to an Unrestricted Global Note and provide the Depositary with all such information as is necessary for the Depositary to appropriately credit and debit the relevant Holder accounts and (ii) provide prior written notice to all Holders of such exchange, which notice must include the date such exchange is proposed to occur, the CUSIP number of the relevant Restricted Global Note and the CUSIP number of the Unrestricted Global Note into which such Holders’ beneficial interests will be exchanged. As a condition to any such exchange pursuant to this Section 2.06(j), the Trustee shall be entitled to receive from the Company, and rely upon conclusively without any liability, an Officer’s Certificate and an Opinion of Counsel, in form and in substance reasonably satisfactory to the Trustee, to the effect that such transfer of beneficial interests to the Unrestricted Global Note shall be effected in compliance with the Securities Act. The Company may request from Holders such information it reasonably determines is required in order to be able to deliver such Officer’s Certificate and Opinion of Counsel. Upon such exchange of beneficial interests pursuant to this Section 2.06(j), the Registrar shall reflect on its books and records the date of such transfer and a decrease and increase, respectively, in the principal amount of the applicable Restricted Global Note and the Unrestricted Global Note, respectively, equal to the principal amount of beneficial interests transferred. Following any such transfer pursuant to this Section 2.06(j) of all of the beneficial interests in a Restricted Global Note, such Restricted Global Note shall be cancelled.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and/or the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

For the avoidance of doubt, the aggregate principal amount outstanding under any Note shall include any increase in the outstanding principal amount in Global Notes as the result of payment of PIK Interest.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

Notwithstanding anything to the contrary in this Indenture, Section 316(a) of the Trust Indenture Act (including the last paragraph thereof) is expressly excluded from this Indenture. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or any Person directly or indirectly controlled by the Company or any Guarantor shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company any Guarantor or any Person directly or indirectly controlled by the Company or any Guarantor.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Evidence of cancellation of Notes will be delivered to the Company upon request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall deliver or cause to be delivered to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13 CUSIP and ISIN Numbers

The Company in issuing the Notes may use CUSIP and/or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP and/or ISIN numbers in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. To the extent any Notes are issued with a differing amount of more than de minimis original issue discount for purposes of the Code compared to other Notes, the Company shall obtain a CUSIP and/or ISIN number for such Notes that is different from the CUSIP and/or ISIN number or numbers used for such other Notes. The Company will as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least two Business Days (or such shorter period as is agreed to by the Trustee) before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to Section 3.03 but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) or otherwise, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and reasonable and in any event in accordance with the procedures of the Depositary. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date by the Registrar and Paying Agent from the outstanding Notes not previously called for redemption or purchase.

The Registrar and Paying Agent shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $1.00 or integral multiples of $1.00 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $1.00 or an integral multiple of $1.00 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentences, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

After the redemption date, upon surrender of a Note to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note, representing the same indebtedness to the extent not redeemed, shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption).

Section 3.03 Notice of Redemption.

The Company shall deliver or cause to be delivered, or in the case of Global Notes, deliver or cause to be delivered electronically in accordance with the procedures of the Depositary, notices of redemption at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of the Depository, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 14. Notice of any redemption, whether in connection with an Equity Offering, other transaction or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or other transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

The notice shall identify the Notes to be redeemed (including CUSIP and/or ISIN numbers) and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, subject to the satisfaction of any condition precedent specified in such notice, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN number, if any, listed in such notice or printed on the Notes; and

(i) if applicable, that such redemption shall be subject to the satisfaction of one or more conditions precedent (including the consummation of a debt financing, an Equity Offering or other transaction).

At the Company’ request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Subject to the conditionality described below in this Section 3.04, once notice of redemption is delivered in accordance with Section 3.03, Notes called for redemption become due and payable on the Redemption Date at the redemption price. Any redemption and notice of redemption (other than in connection with a defeasance or satisfaction and discharge of this Indenture) may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent (including the consummation of a debt financing, Equity Offering or other transaction). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all of such conditions shall be satisfied or such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied by the Redemption Date or by the Redemption Date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person designated by the Company in such notice; provided that any such payment or performance occurs in accordance with this Indenture and no such designation shall relieve the Company from making such payment or performing such obligations if such other Person so designated shall fail to do the same in accordance with this Indenture.

The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

By no later than 10:00 a.m. (New York City time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption or purchase by the Company. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest, if any, shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and the Trustee shall authenticate and mail or deliver to the Holder (or cause to be transferred by book entry) at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a minimum denomination of $1.00 or an integral multiple of $1.00 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to the First Call Date, the Company may redeem all or a portion of the Notes, on not less than 10 nor more than 60 days’ prior notice (except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 14), in amounts of $1.00 or integral multiples of $1.00 in excess thereof, at a price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the Redemption Date, subject to Section 3.05.

(b) On or after the First Call Date, the Company may redeem all or a portion of the Notes, on not less than 10 nor more than 60 days’ prior notice, in amounts of $1.00 or integral multiples of $1.00 in excess thereof, at the following redemption prices (expressed as percentages of the principal amount), together with accrued and unpaid interest, if any, to (but not including) the Redemption Date subject to Section 3.05, if redeemed during the 12-month period beginning on the dates indicated below:

Date	Redemption Price
November [16], 2019	106.000%
November [16], 2020	103.000%
November [16], 2021	101.000%
November [16], 2022 and thereafter	100.000%

(c) In addition, at any time prior to the First Call Date, the Company, at its option, may, on not less than 10 nor more than 60 days’ prior notice, use the net proceeds of one or more Equity Offerings to redeem on any one or more occasions up to an aggregate of 35% of the aggregate principal amount of outstanding Notes issued under this Indenture (including any Additional Notes) at a redemption price equal to 113.000% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to (but not including) the Redemption Date subject to Section 3.05; provided that (i) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (calculated after giving effect to the original issuance of any Additional Notes) must remain outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and (ii) any such redemption is completed within 120 days following the closing of any such Equity Offering.

(d) In addition, at any time prior to the First Call Date, if a Change of Control occurs, the Company may redeem all or a portion of the Notes, on not less than 10 nor more than 60 days’ prior notice (except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 14), in amounts of $1.00 or integral multiples of $1.00 in excess thereof, at a price equal to 106.000% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to (but not including) the Redemption Date, subject to Section 3.05.

(e) In addition to the Company’s right to redeem the Notes as set forth above, the Company and its Affiliates may acquire Notes in tender offers, open-market transactions, negotiated transactions or otherwise.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Principal, Premium and Interest.

The Company shall duly and punctually pay the principal of, premium, if any, and interest on the Notes in accordance with the terms of the Notes and this Indenture.

Commencing after the interest period for which the Interest Payment Date is December 15, 2019, in the event that the Company determines to pay PIK Interest for any interest period, then the Company will deliver a notice (a “PIK Notice”) to the Trustee no later than five Business Days prior to the beginning of such interest period, which notice will state the total amount of interest to be paid on the Interest Payment Date in respect of such interest period and the amount of such interest to be paid as PIK Interest. The Company shall promptly deliver the PIK notice to the Holders, or may request the Trustee deliver such notice to the Holders on the Company’s behalf (which notice to the Holders may be given through the Depositary). For the avoidance of doubt, interest on the Notes in respect of any interest period for which a PIK Notice is not delivered must be paid entirely in cash. PIK Interest will be considered paid on the date due if on such date the Trustee has received (i) an Authentication Order, pursuant to Section 2.02, from the Company signed by an Officer of the Company to increase the balance of any

Global Note to reflect such PIK Interest or (ii) PIK Interest Notes duly executed by the Company together with a written order, pursuant to Section 2.02, of the Company signed by an Officer of the Company requesting the authentication of such PIK Interest Notes by the Trustee. In connection with the payment of PIK Interest in respect of the Notes, the Company will, without the consent of Holders (and without regard to any restrictions or limitations set forth under Section 4.03 and Section 4.06), either increase the outstanding principal amount of the Notes or issue PIK Interest Notes under this Indenture.

Interest in respect of the interest periods for which the Interest Payment Date is June 15, 2019 and December 15, 2019 will be paid by increasing the principal amount of the outstanding Note or by issuing PIK Interest Notes (“PIK Interest”). For the avoidance of doubt, no PIK Notice will be required for such period. Interest in respect of all subsequent interest periods will be paid (i) entirely in cash (“Cash Interest”) if the Company’s Consolidated Net Debt Ratio (calculated as of the 10th Business Day prior to the commencement of such interest period) is below 2.75:1.00, (ii) 50% of the interest as Cash Interest and 50% of the interest as PIK Interest if the Company’s Consolidated Net Debt Ratio (calculated as of the 10th Business Day prior to the commencement of such interest period) is equal to or greater than 2.75:1.00 and less than 3.25:1.00, and (iii) 100% of the interest as PIK Interest if the Company’s Consolidated Net Debt Ratio (calculated as of the 10th Business Day prior to the commencement of such interest period) is equal to or greater than 3.25:1.00.

Section 4.02 Corporate Existence.

Subject to Section 5.01, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect the existence (corporate or otherwise) and related rights and franchises (charter and statutory) of the Company and each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve any such right or franchise or the existence (corporate or otherwise) of any such Restricted Subsidiary if the Board of Directors of the Company shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Company and its Restricted Subsidiaries as a whole and that the loss thereof could not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder; and provided, further, however, that the foregoing shall not prohibit a sale, transfer or conveyance of a Restricted Subsidiary or any of its assets in compliance with the terms of this Indenture.

Section 4.03 Limitation on Indebtedness.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for, contingently or otherwise (collectively, “incur”), any Indebtedness (including any Acquired Indebtedness), unless such Indebtedness is incurred by the Company or any Guarantor or constitutes Acquired Indebtedness of the Company or a Restricted Subsidiary and, in each case, the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which internal consolidated financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.0:1.0.

(b) Notwithstanding Section 4.03(a), the Company and the Restricted Subsidiaries may incur the following (collectively, the “Permitted Indebtedness”):

(1) Indebtedness of the Company or any Restricted Subsidiary under:

(a) The ABL Facility, in an aggregate principal amount at any one time outstanding not to exceed the lesser of (x) $200.0 million and (y) the ABL Facility Cap, in either case, less, without duplication, any permanent repayment thereof from the proceeds of one or more Asset Sales that are used to repay the ABL Facility (and reduce commitments thereunder) pursuant to Section 4.07(b)(i)(A); and

(b) The First Lien Term Facility, in an aggregate principal amount at any one time outstanding not to exceed $210.0 million, less, without duplication, any permanent repayment thereof from the proceeds of one or more Asset Sales that are used to repay the First Lien Term Facility pursuant to Section 4.07(b)(i)(A) or (B);

(2) Indebtedness under the Initial Notes and any Guarantees of the foregoing;

(3) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Emergence Date and listed on Schedule 7.03 to the First Lien Term Facility (excluding Indebtedness referred to in Sections 4.03(b)(1) and (b)(2));

(4) Indebtedness of the Company or a Restricted Subsidiary owing to the Company or a Restricted Subsidiary; provided that (i) any Indebtedness of the Company or a Guarantor owing to a Restricted Subsidiary that is not the Company or a Guarantor incurred after the Emergence Date is unsecured and is subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be, and (ii) any disposition or transfer of any such Indebtedness to a Person (other than to the Company or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed to be an incurrence of such Indebtedness not permitted by this clause (4);

(5) guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any of its Restricted Subsidiaries (other than guarantees by the Company or any Guarantor of Acquired Indebtedness incurred in reliance on Section 4.03(a) of any Person that does not become a Guarantor that is acquired by the Company or any Restricted Subsidiary other than guarantees of such Acquired Indebtedness by any other Person so acquired in connection therewith) which Indebtedness is permitted to be incurred under this Section 4.03;

(6) Indebtedness of the Company or any Restricted Subsidiary pursuant to any:

(a) Interest Rate Agreements;

(b) Commodity Price Protection Agreements; and

(c) Currency Agreements;

(7) Indebtedness of the Company or any Restricted Subsidiary represented by Capital Lease Obligations, Synthetic Lease Obligations or Purchase Money Obligations or other Indebtedness in connection with the acquisition or development of real or personal, movable or immovable, property, in each case incurred or assumed for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or any Restricted Subsidiary, in an aggregate principal amount at any one time outstanding not to exceed $20 million;

(8) [Reserved];

(9) Indebtedness of the Company or any of its Restricted Subsidiaries (x) in connection with surety, performance, appeal or similar bonds, completion guarantees, or similar instruments entered into in the ordinary course of business or from letters of credit or other obligations in respect of property, casualty or liability insurance, self-insurance, workers’ compensation obligations or similar arrangements or (y) consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(10) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts such amount need not be inadvertent) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of receipt by the Company or any Restricted Subsidiary of notice of such insufficient funds;

(11) Indebtedness of the Company or any Restricted Subsidiary arising from agreements for indemnification or purchase price adjustment obligations or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or a Restricted Subsidiary pursuant to such an agreement, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or properties;

(12) any renewals, extensions, substitutions, refundings, refinancing or replacements (collectively, a “refinancing”) of any Indebtedness incurred pursuant to Section 4.03(a) and Sections 4.03(b)(2), (b)(3), (b)(6)(a), (b)(7), (b)(17), (b)(18) and (b)(19), including any successive refinancing; provided that (i) Indebtedness of the Company or a Guarantor may only be refinanced with Indebtedness of the Company or a Guarantor, (ii) the aggregate principal amount of Indebtedness refinanced is not increased by such refinancing except by an amount equal to the lesser of (1) the stated amount of any premium or other payment contractually required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of accrued interest, fees and expenses of the Company or a Guarantor incurred in connection with such refinancing, (iii) no party that was not an obligor or guarantor of the Indebtedness being refinanced may be an obligor or guarantor (or otherwise provide Credit Support for) of the refinancing Indebtedness, (iv) in the case any refinancing of Indebtedness that is unsecured, such new Indebtedness may not be secured, (v) in the case of any refinancing of Indebtedness that is secured, such new Indebtedness may only be secured by the Collateral and may not be secured by Liens higher in priority than the Lien securing the Indebtedness being refinanced, (vi) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced, and (vii) such refinancing does not reduce the Average Life to Stated Maturity of such Indebtedness;

(13) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit outstanding in reliance on Section 4.03(b)(1) in a principal amount not in excess of the stated amount of such letter of credit;

(14) Indebtedness of the Company and any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to consummate a Legal Defeasance or Covenant Defeasance pursuant to Article 8 or to discharge this Indenture pursuant to Article 14;

(15) Indebtedness of the Company or any Restricted Subsidiaries to officers, directors, employees and consultants of the Company and its Restricted Subsidiaries, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of the Company to the extent permitted by Section 4.04(b)(9) upon termination, disability or death;

(16) Indebtedness in respect of Franchise Deposits in an aggregate principal amount at any time outstanding not to exceed the sum of (a) $5.0 million plus (b) the amount of any Franchise Deposits cash collateralized plus (c) $1.0 million for each franchise store of the Company or its Restricted Subsidiaries that becomes a franchise store after the Emergence Date; provided that, if Franchise Deposits exceed the authorized amount set forth in this clause (16), for less than three consecutive Business Days such excess Franchise Deposit amounts shall be deemed to be Permitted Indebtedness for such applicable three consecutive Business Day period;

(17) Indebtedness with respect to the deferred purchase price for any acquisition; provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity of the Notes and is subordinated to the Indenture Obligations;

(18) Indebtedness under Additional Notes and any Guarantees of the foregoing in an aggregate principal amount not to exceed $50 million at any time outstanding; and

(19) Indebtedness of the Company or any Restricted Subsidiary in addition to that described in Section 4.03(b)(1) through (18), and any refinancing of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness outstanding at any one time does not exceed the greater of (i) $25.0 million and (ii) 30% of the Consolidated EBITDA of the Company.

(c) For purposes of determining compliance with this Section 4.03:

(1) In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is permitted to be incurred pursuant to Section 4.03(a), the Company will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or subject to Section 4.03(c)(2), later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.03;

(2) (i) all Indebtedness outstanding on the Emergence Date under the ABL Facility and all Indebtedness incurred after the Emergence Date under the ABL Facility shall be allocated to Section 4.03(b)(1)(a), and (ii) all Indebtedness outstanding on the Emergence Date under the First Lien Term Facility (and all refinancings thereof) shall be allocated to Section 4.03(b)(1)(b), and, in each case of clause (i) and (ii), may not be reallocated;

(3) Indebtedness permitted by this Section 4.03 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.03 permitting such Indebtedness;

(4) Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including any PIK Payment), and the payment of dividends on any Redeemable Capital Stock or Preferred Stock in the form of additional shares of the same class of Redeemable Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.03; provided, in each such case, that the amount thereof as accrued is included in the Consolidated Fixed Charge Coverage Ratio of the Company;

(5) With respect to any dollar denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred;

(6) The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted; and

(7) The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

Section 4.04 Limitation on Restricted Payments.

(a) The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly (each a “Restricted Payment”):

(i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company’s Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

(ii) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, shares of the Company’s Capital Stock;

(iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under Section 4.03(b)(4) and (y) the purchase, repurchase or other acquisition of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition);

(iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (a) dividends or distributions payable solely in shares of Capital Stock of such Restricted Subsidiary or in options, warrants or other rights to acquire shares of such Capital Stock, (b) to the Company or any of its Restricted Subsidiaries or (c) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary); or

(v) make any Investment (other than any Permitted Investments);

(the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred), unless:

(1) at the time of and after giving effect to such proposed Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(2) the Company’s Consolidated Net Debt Ratio, after giving pro forma effect to the proposed Restricted Payment, shall not exceed 2.50:1.00; and

(3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments (other than Permitted Payments described in Section 4.04(b)(2) through (10) and Section 4.04(b)(12) through (17)) declared (with respect to dividends) or made after the Emergence Date does not exceed the Available Amount at the time of such Restricted Payment.

(b) The provisions of Section 4.04(a) shall not prohibit the following Restricted Payments (each a “Permitted Payment”):

(1) the payment of any dividend or redemption of any Capital Stock or Subordinated Indebtedness within 60 days after the date of declaration thereof or call for redemption, if at such date of declaration or call for redemption such payment or redemption was permitted by the provisions of Section 4.04(a) (the declaration or call will be deemed a Restricted Payment under Section 4.04(a) as of the date of declaration or call, and the payment itself will be deemed to have been paid on such date of declaration or call and will not also be deemed a Restricted Payment under Section 4.04(a)) (it being understood that any Restricted Payment made in reliance on this clause (1) shall reduce the amount available for Restricted Payments pursuant to Section 4.04(a)(3) above only once);

(2) Restricted Payments made in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from Section 4.04(a)(3)(B);

(3) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary) of any Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from Section 4.04(a)(3)(B);

(4) the repurchase, redemption, defeasance, retirement, or acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a “refinancing”) in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent issuance of new Subordinated Indebtedness of the Company; provided that any such new Subordinated Indebtedness:

(a) shall be in a principal amount that does not exceed the principal amount so refinanced, plus the amount of premium or other payment reasonably determined as necessary to refinance the Indebtedness, plus the amount of accrued interest, fees and expenses of the Company incurred in connection with such refinancing;

(b) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Subordinated Indebtedness being refinanced;

(c) has a Stated Maturity for its final scheduled principal payment no earlier than the Stated Maturity for the final scheduled principal payment of the Subordinated Indebtedness being refinanced; and

(d) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

(5) the repurchase of Capital Stock deemed to occur upon (a) exercise of stock options to the extent that shares of such Capital Stock represent a portion of the exercise price of such options and (b) the withholding of a portion of the Capital Stock granted or awarded to an employee to pay taxes associated therewith;

(6) the payment of cash in lieu of the issuance of fractional shares or scrip in connection with the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of the Company;

(7) the repurchase, redemption, or other acquisition or retirement for value of Redeemable Capital Stock of the Company or a Guarantor made by exchange for, or out of the proceeds of the sale of, Redeemable Capital Stock;

(8) so long as no Default or Event of Default exists or would occur, payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any consolidation, merger or transfer of assets, that complies with Section 5.01;

(9) the repurchase, retirement or other acquisition or retirement for value of Qualified Capital Stock of the Company, or a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of any of its direct or indirect parent companies, held by any future, present or former employee, director or consultant (or any transferee of the foregoing in connection with estate planning) of the Company, any of its Subsidiaries or any of their respective direct or indirect parent companies pursuant to any management equity plan, shareholders’ agreement or stock option plan or any other management or employee benefit plan or agreement or otherwise in connection with the termination of such Person’s service for the Company, any of its Subsidiaries or any of their respective direct or indirect parent companies; provided, however, that the aggregate Restricted Payments made under this clause (9) do not exceed in any calendar year $1.5 million (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Qualified Capital Stock of the Company and, to the extent contributed to the capital of the Company, Capital Stock of any of the direct or indirect parent companies of the Company, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of their respective direct or indirect parent companies that occurs after the Emergence Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.04(a)(3); plus

(b) the cash proceeds of key man life insurance policies received by the Company or any of its Restricted Subsidiaries after the Emergence Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) or (b) of this clause (9);

and provided further that cancellation of Indebtedness owing to the Company from members of management of the Company and representing non-cash loans made by the Company to permit members of management to acquire Capital Stock of the Company, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Capital Stock of the Company or any of the Company’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 4.04;

(10) payments of dividends on Redeemable Capital Stock of the Company or any Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary issued in accordance with Section 4.03;

(11) the declaration and payment of dividends on the Company’s common stock (or a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public Equity Offering of such common stock after the Emergence Date, of up to 6% per annum of the Net Cash Proceeds received by (or, in the case of a Restricted Payment to a direct or indirect parent entity, contributed to the capital of) the Company in or from any such public Equity Offering;

(12) Restricted Payments in connection with the Emergence Transactions;

(13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness following an Asset Sale or Change of Control pursuant to provisions similar to those set forth in Section 4.07 or Section 4.09 at a purchase price not to exceed 100% of the principal amount thereof (or 101% in the case of an offer as a result of a Change of Control) plus accrued and unpaid interest to the date of purchase; provided that the Company has previously made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect thereto and all Notes tendered by Holders in connection therewith have been repurchased to the extent required by Section 4.07 or Section 4.09, as applicable;

(14) the declaration and payment of dividends or the payment of other distributions by the Company or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parents in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses of any corporate parent required to maintain its corporate existence;

(b) Tax Distributions;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(e) fees and expenses related to any equity offering of such parent entity (whether or not successful); and

(f) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of any direct or indirect parent of the Company;

(15) Restricted Payments that are expressly permitted pursuant to Section 10 of the Management Incentive Plan;

(16) Restricted Payments in the aggregate amount not to exceed $1.0 million consisting of: (i) non-cash distributions to former or current employees, consultants, officers, or directors of the Company or any Restricted Subsidiary (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to the Company or any Restricted Subsidiary on account of repurchases or redemptions of the Capital Stock of the Company or any Restricted Subsidiary held by such Persons; provided, that such Indebtedness was incurred by such Persons solely to acquire such Capital Stock, (ii) non-cash repurchases of Capital Stock deemed to occur upon exercise of stock options or similar equity incentive awards if such Capital Stock represent a portion of the exercise price of such options or similar equity incentive awards, and (iii) non-cash repurchases of Capital Stock upon the exercise of stock options or similar awards or the vesting of restricted stock or other equity incentive awards in connection with tax withholding obligations arising in connection with such exercise or vesting; and

(17) other Restricted Payments in an amount not to exceed the greater of (x) $10.0 million and (y) 12% of the Consolidated EBITDA of the Company; provided that no Event of Default shall have occurred and be continuing.

For clarity purposes, all payments made pursuant to Section 4.04(b)(2) through (10) and Section 4.04(b)(12) through (17) shall not reduce the amount that would otherwise be available for Restricted Payments under Section 4.04(a).

Notwithstanding the foregoing, the Company and the Restricted Subsidiaries shall not, directly or indirectly (and shall cause their Subsidiaries not to, directly or indirectly), use Investments permitted by this covenant to make Restricted Payments of the type described in clause (i), (ii) or (iii) of the definition thereof.

Section 4.05 Limitation on Transactions with Affiliates.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions involving aggregate value in excess of $5.0 million (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary, including any Person that becomes a Restricted Subsidiary as a result of such transaction), unless:

(1) such transaction or series of related transactions is on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party; and

(2) with respect to any transaction or series of related transactions involving aggregate value in excess of $15.0 million, either:

(a) such transaction or series of related transactions has been approved by a majority of the Board of Directors of the Company, or in the event there is only one director, by such director, or

(b) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view;

provided, however, that this provision shall not apply to:

(i) directors’ fees, consulting fees, employee salaries, bonuses or employment agreements, incentive arrangements, compensation or employee benefit arrangements with any officer, director or employee of the Company or a Subsidiary of the Company, including under any stock option or stock incentive plans, customary indemnification arrangements with officers, directors or employees of the Company or a Subsidiary of the Company, in each case entered into in the ordinary course of business;

(ii) any Restricted Payments made in compliance with Section 4.04 or any Permitted Investment in a Person that is an Affiliate solely as a result of the Company’s and its Restricted Subsidiaries’ Investments in such Person;

(iii) any issuance or sale of Qualified Capital Stock of the Company to Affiliates;

(iv) transactions among the Company and/or any Restricted Subsidiary and/or any entity that is an Affiliate solely as a result of any Investment by the Company and/or such Restricted Subsidiary in such entity;

(v) loans or advances to employees or consultants of the Company in the ordinary course of business for bona fide business purposes of the Company and its Restricted Subsidiaries (including, without limitation, travel, entertainment and moving expenses) made in compliance with applicable law;

(vi) any transactions undertaken pursuant to any agreements in existence on the Emergence Date in respect of the Plan of Reorganization and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms not materially less favorable when taken as a whole to the Holders than those in effect on the Emergence Date;

(vii) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of their obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Emergence Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Emergence Date shall only be permitted by this clause (viii) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Holders when taken as a whole;

(viii) the Emergence Transactions;

(ix) transactions undertaken pursuant to the Shareholder’s Agreement and not otherwise prohibited hereunder;

(x) transactions undertaken pursuant to the Management Incentive Plan;

(xi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Company’s Board of Directors or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(xii) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the Board of Directors of the Company in good faith.

Section 4.06 Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur or assume any Liens of any kind, on or with respect to any of its properties other than Permitted Liens. Additionally, the Company will not, and will not permit any Guarantor, to grant any Lien (other than pursuant to clause (a), (d), (g), (j) or (o) of the definition of “Permitted Lien”) on any leasehold interest (as lessee) in real property of the Company or any Guarantor for purposes of securing any Indebtedness for money borrowed unless the Company shall have granted a Lien on such leasehold interest to the Collateral Agent for the benefit of the Holders of Notes ranking prior to any other Liens.

Section 4.07 Limitation on Sale of Assets.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale is received in cash, Cash Equivalents or Replacement Assets and (2) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale.

For purposes of Section 4.07(a)(1) above, the following will be deemed to be cash:

(A)

the amount of any liabilities (other than liabilities that are unsecured or that are by their terms subordinated with respect to contractual right of payment or lien priority to the Notes or any Guarantee) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully and unconditionally released (excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale and contingent liabilities);

(B)

the amount of any notes, securities or other similar obligations received by the Company or any Restricted Subsidiary from such transferee that is converted, sold or exchanged within 180 days of the related Asset Sale by the Company or the Restricted Subsidiaries into cash in an amount equal to the Net Cash Proceeds realized upon such conversion, sale or exchange; and

(C)

the amount of any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale; provided that at the time of receipt of such Designated Non-cash Consideration, the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with all other Designated Non-cash Consideration received since the Emergence Date, less the amount of net proceeds previously realized in cash from the sale of previously received Designated Non-cash Consideration, shall not exceed $6.0 million and at any one time (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) All or a portion of an amount equal to the Net Cash Proceeds of any Asset Sale may be applied by the Company or a Restricted Subsidiary to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness under the ABL Facility, the First Lien Term Facility or any other revolving credit facility):

(i) (A) to the extent such Net Cash Proceeds constitute proceeds from the sale of ABL Priority Collateral or assets of the Company or a Guarantor not constituting Collateral, to repay permanently Indebtedness under (and to effect a corresponding permanent reduction in the availability under) the ABL Facility or the First Lien Term Facility; (B) to the extent such Net Cash Proceeds constitute proceeds from the sale of Term Loan Priority Collateral, to repay permanently Indebtedness under (and to effect a corresponding permanent reduction in the availability under) the First Lien Term Facility; and (C) to the extent such Net Cash Proceeds constitute proceeds from the sale of assets of a Restricted Subsidiary that is not a Guarantor, to repay permanently any outstanding Indebtedness of a Restricted Subsidiary that is not a Guarantor (and to effect a corresponding permanent reduction in the availability thereunder);

(ii) to acquire (or enter into a legally binding agreement to acquire), all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business (or in the case of an Asset Sale of ABL Priority Collateral, to acquire additional Collateral); provided that to the extent such Net Cash Proceeds are received in respect of Term Loan Priority Collateral, such Net Cash Proceeds are applied to acquire assets substantially all of which constitute Term Loan Priority Collateral;

(iii) to make a capital expenditure; provided that to the extent such Net Cash Proceeds are received in respect of Term Loan Priority Collateral, such expenditures shall relate to Term Loan Priority Collateral; or

(iv) to invest the Net Cash Proceeds (or enter into a legally binding agreement to invest) in Replacement Assets; provided that to the extent such Net Cash Proceeds are received in respect of Term Loan Priority Collateral, substantially all of such Replacement Assets constitute Term Loan Priority Collateral.

Pending the final application of any such Net Cash Proceeds (other than Trust Monies), the Company may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Indenture; provided that, if such Net Cash Proceeds constitute proceeds from the sale of Term Loan Priority Collateral, such Net Cash Proceeds shall be held in an account that is pledged as Term Loan Priority Collateral. If any such legally binding agreement to invest such Net Cash Proceeds is entered into and the Company shall have not consummated such investment (or a replacement investment) within 180 days of the date of such binding agreement or within 365 days of such Asset Sale, whichever is later, such Net Cash Proceeds which were to be invested shall constitute “Excess Proceeds”. The amount of such Net Cash Proceeds not used or invested in accordance with the preceding clauses (i) through (iv) within 365 days (or such later number of days as provided in the preceding sentence) of the Asset Sale constitutes “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $3.0 million, within 30 days thereof, or earlier at the option of the Company, the Company will make an offer (an “Offer”) to all Holders of Notes and all holders of Pari Passu Indebtedness containing provisions similar to those set forth in this Section 4.07 with respect to asset sales, in each case, equal to the Excess Proceeds. The offer price in any Offer will be equal to 100% of the principal amount of the Notes (and 100% of the principal amount or, if different, the accreted value of any Pari Passu Indebtedness) plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture and such remaining amount shall not be added to any subsequent Excess Proceeds for any purpose under this Indenture. If the aggregate principal amount of the Notes and principal amount of Pari Passu Indebtedness tendered into such Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and Pari Passu Indebtedness, as the case may be, to be purchased on a pro rata basis. Upon completion of each Offer, the amount of Excess Proceeds will be reset at zero.

The Company may satisfy the foregoing obligations with respect to any Net Cash Proceeds from an Asset Sale by (i) making an Offer with respect to such Net Cash Proceeds or (ii) applying the Net Cash Proceeds towards the repurchase, redemption or other prepayment of Notes and Pari Passu Indebtedness, in each case on a pro rata basis as described above in connection with an Offer, and in the case of a prepayment of Notes, at a price at least equal to 100% of the principal amount thereof, in each case of clauses (i) and (ii), prior to the expiration of the relevant 365 day period (or such longer period provided above).

(c) The Company shall determine in good faith whether, and to what extent, an Asset Sale is in respect of Term Loan Priority Collateral and to what extent the Net Cash Proceeds in respect of an Asset Sale of Term Loan Priority Collateral are used to acquire or are invested in Term Loan Priority Collateral taking into account all relevant factors, including without limitation, the existence of structurally senior claims against the Term Loan Priority Collateral and the assets of an entity whose Capital Stock is subject to such Asset Sale or acquired with such Net Cash Proceeds.

(d) The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.07, the Company, or the applicable Restricted Subsidiary, will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.07 by virtue of such conflict.

Section 4.08 Additional Guarantees.

Following the Emergence Date, the Company shall cause any Person who provides Credit Support for any Indebtedness under the ABL Facility or the First Lien Term Facility to execute and deliver a supplemental indenture in the form of Exhibit D providing for a Guarantee of the Notes and supplements to the applicable Security Documents in order to grant a Lien in the Collateral owned by such Person to the extent required by the Security Documents and take all actions required by the Security Documents to perfect such Lien within 30 days after such Person provides such Credit Support. If neither the ABL Facility nor the First Lien Term Facility are in effect, the Company shall cause any Subsidiary of the Company or any Guarantor who provides Credit Support for any Indebtedness of the Company or any Guarantor for borrowed money exceeding $2.5 million to execute and deliver a supplemental indenture in the form of Exhibit D providing for a Guarantee of the Notes and supplements to the applicable Security Documents in order to grant a Lien in the Collateral owned by such Person to the extent required by the Security Documents and take all actions required by the Security Documents to perfect such Lien within 30 days after such Person provides such Credit Support. Notwithstanding the foregoing, any Person that is a CFC shall not be required to provide for a Guarantee of the Notes or grant a Lien in the Collateral owned by such Person to the extent providing such Guarantee or granting such Lien would result in a material adverse tax consequence to the Company, any Guarantor or any of their respective Subsidiaries.

Section 4.09 Purchase of Notes upon a Change of Control.

(a) If a Change of Control occurs, each Holder will have the right to require that the Company purchase all or any part of such Holder’s Notes in minimum denominations of $1.00 or an integral multiple of $1.00 in excess thereof pursuant to the offer described below (a “Change of Control Offer”). In the Change of Control Offer, the Company will offer to purchase all of the Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to (i) 106% of the principal amount of such Notes if the Change of Control occurs at any time prior to the First Call Date and (ii) 101% of the principal amount of such Notes if the Change of Control occurs on or after the First Call Date, plus, in each case, accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date).

(b) Unless the Company has previously or concurrently delivered a notice of redemption with respect to all of the outstanding Notes pursuant to Section 3.03 within 30 days of any Change of Control or, at the Company’s option, prior to such Change of Control but after it is publicly announced, the Company must notify the Trustee and deliver written notice (a “Change of Control Purchase Notice”) of the Change of Control to each Holder, or in the case of Global Notes, deliver or cause to be delivered the Change of Control Purchase Notice electronically in accordance with the procedures of the Depositary. The notice must state:

(i) that a Change of Control has occurred or will occur, the date of such event, and that such Holder has the right to require the Company to repurchase such Holder’s Notes at the Change of Control Purchase Price;

(ii) that the Change of Control Offer is being made pursuant to this Section 4.09 and that all Notes properly tendered pursuant to the Change of Control Offer will be accepted for payment at the Change of Control Purchase Price;

(iii) the Change of Control Purchase Date, which shall be fixed by the Company on a Business Day no earlier than 30 days nor later than 60 days from the date such notice is delivered, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the Change of Control Purchase Date may not occur prior to the Change of Control;

(iv) the Change of Control Purchase Price;

(v) that the Change of Control Purchase Price for any Notes which has been properly tendered and not withdrawn will be paid promptly following the Change of Control Purchase Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Purchase Date;

(vii) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the 30th day following the date of the Change of Control Purchase Notice, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(viii) that any Note not tendered will continue to accrue interest; and

(ix) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date.

(c) On the Change of Control Purchase Date, the Company shall, to the extent permitted by law:

(i) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Purchase Price in respect of all Notes or portions thereof so tendered; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(d) Subject to applicable escheat laws, the Trustee and the Paying Agent shall return to the Company any cash that remains unclaimed, together with interest or dividends, if any, thereon, held by them for the payment of the Change of Control Purchase Price; provided, however, that, (x) to the extent that the aggregate amount of cash deposited by the Company pursuant to clause (ii) of clause (c) above exceeds the aggregate Change of Control Purchase Price of the Notes or portions thereof to be purchased, then the Trustee shall hold such excess for the Company and (y) unless otherwise directed by the Company in writing, promptly after the Business Day following the Change of Control Purchase Date the Trustee shall return any such excess to the Company together with interest, if any, thereon.

(e) The Company shall comply, to the extent applicable, with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.09, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.09 by virtue of such conflict.

(f) Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer, in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.09 applicable to a Change of Control Offer made by the Company and purchases all the Notes validly tendered and not withdrawn under such Change of Control Offer.

(g) The Company’s obligation to make a Change of Control Offer to repurchase the Notes may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding pursuant to Section 9.02.

Section 4.10 [Reserved].

Section 4.11 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock;

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3) make any Investment in the Company or any other Restricted Subsidiary; or

(4) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

(b) Section 4.11(a) will not prohibit any:

(1) encumbrance or restriction pursuant to an agreement or instrument (including, without limitation, the ABL Facility, the First Lien Term Facility (and related security documents), the Notes, this Indenture, the Guarantees and the Security Documents) in effect on the Emergence Date or any agreement governing Indebtedness that contains encumbrances and restrictions that are not materially more restrictive than those contained in this Indenture, the Guarantees, the ABL Facility, the First Lien Term Facility and the Security Documents;

(2) encumbrance or restriction with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Emergence Date, in existence at the time such Person becomes a Restricted Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to any Restricted Subsidiary or the properties or assets of any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary or such Subsidiary’s Subsidiaries;

(3) encumbrance or restriction pursuant to any agreement governing any Indebtedness represented by Capital Lease Obligations or Purchase Money Obligations permitted to be incurred under Section 4.03;

(4) encumbrance or restriction contained in any Acquired Indebtedness or other agreement of any Person or related to assets acquired (whether by merger, consolidation or otherwise) by the Company or any Restricted Subsidiaries, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person or such Person’s Subsidiaries, or the property or assets of the Person or such Person’s Subsidiaries, so acquired;

(5) encumbrance or restriction existing under applicable law, rule, regulation or order or any requirement of any regulatory body;

(6) in the case of Section 4.11(a)(4), Liens securing Indebtedness otherwise permitted to be incurred under Section 4.06 that limit the right of the debtor to dispose of the assets subject to such Liens;

(7) customary non-assignment provisions in leases, licenses or contracts;

(8) customary restrictions contained in (A) asset sale agreements that limit the transfer of such assets pending the closing of such sale and (B) any other agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) customary restrictions imposed by the terms of shareholders’, partnership or joint venture agreements; provided, however, that such restrictions do not apply to any Restricted Subsidiaries other than the applicable company, partnership or joint venture;

(10) restrictions contained in Indebtedness of Restricted Subsidiaries permitted to be incurred under this Indenture, so long as such restrictions or encumbrances are customary for Indebtedness of the type incurred and which the Board of Directors of the Company determines in good faith will not adversely affect the Company’s ability to make payments of principal or interest on the Notes;

(11) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business; and

(12) encumbrance or restriction under any agreement that amends, extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (11), or in this clause (12); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

Section 4.12 [Reserved].

Section 4.13 Provision of Financial Information.

(a) The Company shall furnish to the Holders of the Notes, to beneficial owners and prospective investors of the Notes, by posting such information on Intralinks or any comparable password-protected online data system, and will make such information readily available to any securities analyst or any market maker in the Notes who (i) agrees to treat such information as confidential or (ii) accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment (provided that the Company shall post such information thereon and make readily available any password or other login information to any securities analyst or market maker), a copy of all of the information and reports referred to in clauses (1) and (2) below:

(1) all quarterly and annual financial information (commencing with the first full fiscal quarter ending after the Emergence Date) for the Reporting Entity substantially in forms that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Reporting Entity were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Reporting Entity’s certified independent accountants; and

(2) promptly after the occurrence of an event required to be therein reported, such other information containing substantially the same information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 2.02, 2.03, 2.04, 2.05, 2.06, 3.02, 4.01, 4.02, 5.01 and 5.02(a), (b) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K promulgated by the SEC) as in effect on the Emergence Date if the Reporting Entity were required to file such reports.

provided, however, that (i) in no event shall such reports be required to comply with Rule 3-10 of Regulation S-X promulgated by the SEC or contain separate financial statements for the Company, the Guarantors or other Subsidiaries the shares of which are pledged to secure the Notes or any Guarantee that would be required under (a) Section 3-09 of Regulation S-X to the extent that the Company determines in its good faith judgment that such information would not be material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, (b) Section 310 of Regulation S-X or (c) Section 3-16 of Regulation S-X, respectively, promulgated by the SEC, (ii) in no event shall such reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein, (iii) no such reports referenced under clause (2) above shall be required to be furnished if the Company determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations or financial position of the Company and its Restricted Subsidiaries, taken as a whole, (iv) in no event shall reports referenced in clause (2) above be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K except for (x) agreements evidencing material Indebtedness and (y) historical and pro forma financial statements to the extent reasonably available.

All such annual reports shall be furnished within 90 days after the end of the fiscal year to which they relate, and all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate.

If the Reporting Entity files such reports electronically with the SEC within the applicable time periods required by this Indenture, the Company shall not be required to furnish such reports as specified above. The Trustee shall have no responsibility whatsoever to determine if such electronic filing has occurred.

(b) For so long as any Notes are outstanding, the Company shall also:

(1) within 15 Business Days after furnishing to the Trustee or making otherwise available as described above the annual and quarterly information required to be provided by the foregoing provisions, hold a conference call for the Holders, prospective investors and market makers (it being understood that the Company may limit participants to the extent it determines in good faith such limitations are prudent to ensure compliance with the Securities Act and other applicable securities laws) to discuss such reports and the results of operations for the relevant reporting period; and

(2) employ commercially reasonable means expected to reach Persons entitled to participate in such conference calls in accordance with the foregoing paragraph no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (1) above, to announce the time and date of such conference call and either including all information necessary to access the call or directing such Persons to contact the appropriate contact at the Company to obtain such information;

(c) The reports, information and other documents required to be provided or filed in accordance with this Section 4.13 may be those of (i) the Company or (ii) any direct or indirect parent company of the Company (any such entity, a “Reporting Entity”) consolidating reporting at its level in a manner consistent with that described in this Section 4.13; provided that if the reports, information and other documents so furnished relates to such direct or indirect parent of the Company, the same are accompanied by a reasonably detailed description of the quantitative differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

(d) In addition, so long as any of the Notes remain outstanding, the Company will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the Holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

Section 4.14 Statement by Officers as to Default.

(a) The Company will deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year of the Company, to extent required in Section 314(a)(4) of the Trust Indenture Act, an Officer’s Certificate, as to compliance herewith, including whether or not, after a review of the activities of the Company during such year and of the Company’s and each Guarantor’s performance under this Indenture, to the best knowledge, based on such review, of the signers thereof, the Company and each Guarantor have fulfilled all of their respective obligations and are in compliance with all conditions and covenants under this Indenture throughout such year, as the case may be, and, if there has been a Default specifying each Default and the nature and status thereof and any actions being taken by the Company and the Guarantors with respect thereto.

(b) When any Default or Event of Default has occurred and is continuing, the Company shall deliver to the Trustee by registered or certified mail or facsimile transmission an Officer’s Certificate specifying such Default or Event of Default, within five Business Days after becoming aware of the occurrence of such Default or Event of Default.

ARTICLE 5

SUCCESSORS

Section 5.01 Consolidation, Merger or Sale of Assets.

(a) The Company shall not, directly or indirectly, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, unless at the time and after giving effect thereto:

(1) either (a) the Company is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis (the “Surviving Entity”) (i) shall be a corporation, limited liability company or partnership duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia; provided that there shall be an obligor or a co-obligor that is a corporation, (ii) shall expressly assume by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture, as the case may be, and the Notes and this Indenture will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such Surviving Entity’s obligations) and (iii) shall expressly assume the due and punctual performance of the covenants and obligations of the Company under the Security Documents;

(2) after giving effect to such transaction, no Default or Event of Default exists;

(3) after giving effect to such transaction, the Company (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) could (a) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under the provisions of Section 4.03(a) or (b) the Consolidated Fixed Charge Coverage Ratio of the Company or the Surviving Entity is equal to or greater than the Company’s Consolidated Fixed Charge Coverage Ratio immediately prior to such transaction;

(4) at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;

(5) at the time of the transaction, the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with this Indenture and that all conditions precedent provided for in this Section 5.01(a) relating to such transaction have been complied with;

(6) the Company or the Surviving Entity, as applicable, promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Company or the Surviving Entity; and

(7) the Collateral owned by or transferred to the Company or the Surviving Entity, as applicable, shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens.

Notwithstanding Sections 5.01(a)(2) and (a)(3), (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary and (2) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the Company’s jurisdiction of organization to another state of the United States.

(b) Each Guarantor will not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than the Company or any Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than the company or any Guarantor), unless at the time and after giving effect thereto:

(1) (a) either (i) the Guarantor will be the continuing corporation or limited liability company, as the case may be, in the case of a consolidation or merger involving the Guarantor or (ii) the Person formed by or surviving such consolidation or merger or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Guarantor on a consolidated basis (the “Surviving Guarantor Entity”) will be a corporation, limited liability company, limited liability partnership, partnership (whether general or limited) or trust duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person (x) expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the Notes and this Indenture and such Guarantee and this Indenture will remain in full force and effect; and (y) shall expressly assume the due and punctual performance of the covenants and obligations of the applicable Guarantor under the Security Documents;

(b) after giving effect to such transaction, no Default or Event of Default exists;

(c) at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with this Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with;

(d) the Guarantor or the Surviving Guarantor Entity, as applicable, promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Guarantor or the Surviving Guarantor Entity;

(e) the Collateral owned by or transferred to the Guarantor or the Surviving Guarantor Entity, as applicable, shall (i) continue to constitute Collateral under this Indenture and the Security Documents, (ii) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (iii) not be subject to any Lien other than Permitted Liens; and

(f) the property and assets of the Person which is merged or consolidated with or into the Guarantor or the Surviving Guarantor Entity, as applicable, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after acquired property and the Guarantor or the Surviving Guarantor Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture; or

(2) the transaction is a consolidation or merger with or into, or a sale or transfer of all or substantially all of such Guarantor’s assets to, a Person that is not the Company or a Guarantor that is not prohibited by this Indenture.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

Section 5.02 Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or any Guarantor, if any, in accordance with Section 5.01, the successor Person formed by such consolidation or into which the Company or such Guarantor, as the case may be, is merged, or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for (so that, in the case of the Company, from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company or such Guarantor, as the case may be, under this Indenture, the Notes and/or the related Guarantee, as the case may be, with the same effect as if such successor Person had been named the Company or such Guarantor, as the case may be, herein, in the Notes and/or in the Guarantee, as the case may be, and the Company or such Guarantor, as the case may be, shall be discharged from all obligations and covenants under this Indenture and the Notes or its Guarantee, as the case may be; provided, however, that predecessor shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all or substantially all of the Company’s properties or assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

An “Event of Default” wherever used herein, means any one of the following events:

(1) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional redemption, required repurchase or otherwise);

(3) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under this Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1) or (2) above or in clause (b), (c) or (d) of this clause (3)) and such default or breach shall continue for a period of 60 days after written notice has been given (1) to the Company by the Trustee or (2) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in Section 5.01; (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of Section 4.07; or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of Section 4.09;

(4) (a) any default in the payment of the principal or premium, if any, on any Indebtedness (whether such Indebtedness or Guarantee now exists, or is created after the Emergence Date) when due under any of the agreements, indentures or instruments under which the Company, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness (other than Indebtedness owed to the Company or a Restricted Subsidiary) in excess of $10.0 million (“Material Indebtedness”) and such default shall have continued after giving effect to any applicable grace period and shall not have been cured or waived or (b) an event of default as defined in any of the agreements, indentures or instruments described in subclause (a) of this clause (4) shall have occurred and the Material Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

(5) any Guarantee of any Significant Subsidiary or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for the Company) would constitute a Significant Subsidiary shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent permitted by this Indenture and any such Guarantee;

(6) one or more final, non-appealable judgments or orders of any court or regulatory or administrative agency for the payment of money in excess of $10.0 million (net of any amounts to the extent that they are covered by insurance), either individually or in the aggregate, shall be rendered against the Company, any Guarantor or any Restricted Subsidiary which has not been discharged, fully bonded or stayed for a period of 60 consecutive days;

(7) there shall have been the entry of a decree or order that remains unstayed and in effect for 60 consecutive days by a court of competent jurisdiction under any applicable Bankruptcy Law (a) for relief in an involuntary case or proceeding in respect of the Company, any Significant Subsidiary or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary or (b) adjudging the Company, any Significant Subsidiary or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary bankrupt or insolvent or (c) seeking reorganization, arrangement, adjustment or composition under any applicable federal or state law of or in respect of the Company, any Significant Subsidiary or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary or (d) appointing a custodian of the Company, any Significant Subsidiary or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary or of substantially all of the assets of the Company or such Significant Subsidiary, or ordering the winding up or liquidation of their affairs;

(8) the Company, any Significant Subsidiary or any group of Restricted Subsidiaries which collectively (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary (a) commences a voluntary case or proceeding in respect of the Company, such Significant Subsidiary or such group of Restricted Subsidiaries under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) consents to the entry of a decree or order for debt relief in respect of the Company, such Significant Subsidiary or such group of Restricted Subsidiaries in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) files a petition or answer or consent seeking reorganization or debt relief in respect of the Company, such Significant Subsidiary or such group of Restricted Subsidiaries under any Bankruptcy Law or applicable federal or state insolvency law, (d) consents to the filing of such petition for the appointment of, or taking possession by, a custodian of the Company, such Significant Subsidiary or such group of Restricted Subsidiaries or of substantially all of the assets of the Company or such Significant Subsidiary, (e) makes an assignment for the benefit of creditors, (f) admits in writing its inability to pay its debts generally as they become due or (g) takes any corporate action to authorize any such actions in this clause (8);

(9) unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, (x) default by the Company or any Guarantor in the performance of the Security Documents which materially adversely affects the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral, (y) the repudiation or disaffirmation by the Company or any Guarantor of its material obligations under the Security Documents or (z) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Guarantor party thereto for any reason with respect to a material portion of the Collateral and, in the case of any event described in subclauses (x) through (z), such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes and demanding that such default be remedied; or

(10) except as expressly permitted by this Indenture and the Security Documents, any of the Security Documents shall for any reason cease to be in full force and effect in all material respects, or the Company or a Guarantor shall so assert, or any security interest created, or purported to be created, by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except solely as a result of the Collateral Agent failing to maintain control over possessory Collateral actually received by it; provided that the failure to have a perfected and enforceable Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default, unless the fair market value of all Collateral over which the Collateral Agent fails to have a perfected and enforceable Lien (individually or in the aggregate) equals or exceeds $5.0 million.

Section 6.02 Acceleration.

If an Event of Default (other than as specified in Section 6.01(7) or (8) with respect to the Company) shall occur and be continuing with respect to this Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in Section 6.01(7) or (8) with respect to the Company occurs and is continuing, then all the Notes shall automatically become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any Holder. The amount of principal, premium, if any, and interest due and payable to Holders in the case of an Event of Default shall be the redemption price calculated in accordance with Section 3.07 as if such date of declaration of an Event of Default by the Trustee (or the date of such Default in the case of an Event of Default specified in Section 6.01(7) or (8)) was a Redemption Date. The amounts described in the preceding sentence are intended to be liquidated damages and not unmatured interest or a penalty.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(a) the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes then outstanding, (3) the principal of, and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and

(b) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or any Security Document.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the Holders of all outstanding Notes waive any past Default under this Indenture and its consequences, except a Default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each Holder of Notes affected) or (2) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.

Section 6.05 Control by Majority.

Subject to the terms of the Security Documents, the Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

No Holder of any of the Notes has any right to institute any proceedings with respect to this Indenture or any remedy thereunder, unless (a) such Holder has previously given notice to the Trustee of a continuing Event of Default; (b) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as trustee under this Indenture and the Notes; (c) such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; (d) the Trustee has failed to institute such proceeding within 60 days after receipt of such notice; and (e) the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a Holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings or any other proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies hereunder of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

Subject to the Intercreditor Agreement, the Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any Reorganization Plan or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any Reorganization Plan, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

Subject to the Security Documents, if the Trustee collects any money pursuant to this Article 6 (including any amounts received from the Collateral Agent), it shall pay out the money in the following order:

(i) to the Trustee, Paying Agent, Registrar, Transfer Agent, their agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, Paying Agent, Registrar or Transfer Agent and the costs and expenses of collection;

(ii) to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Company or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.

However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01 and the provisions of the Trust Indenture Act.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l) The permissive right of the Trustee to take or refrain from taking action hereunder shall not be construed as a duty.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. None of the Trustee or any Paying Agent shall be responsible to make any calculation with respect to any matter under this Indenture. Neither the Trustee nor any Collateral Agent shall have a duty to monitor or investigate the Company’s compliance with or the breach of, or cause to be performed or observed, any covenant made in this Indenture.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to Holders of Notes, in the manner and to the extent provided in the Trust Indenture Act Section 313(c), a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee at the Corporate Trust Office of the Trustee.

Section 7.06 Reports by Trustee to Holders of the Notes.

Within 60 days after each December 31, beginning with the December 31 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall deliver to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time of its delivery to the Holders of Notes shall be delivered to the Company and filed with the SEC and each stock exchange, if any, on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Company shall promptly notify the Trustee in writing when, if applicable, the Notes are listed on any stock exchange and of any delisting thereof.

Section 7.07 Compensation and Indemnity.

The Company and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company and the Guarantors, jointly and severally, shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Company or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the reasonable and documented fees and expenses of such counsel. The Company and the Guarantors need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

Notwithstanding anything contrary in Section 4.06 hereto, to secure the payment obligations of the Company and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of the Trust Indenture Act Section 313(b)(2) to the extent applicable. As used in this Section 7.07, the term “Trustee” shall also include each of the Paying Agent, Registrar, and Transfer Agent, as applicable.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company and the Holders with 30 days written notice (which notice to the Holders may be given through the Depositary). The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee with 30 days written notice to the Trustee and the Company. The Company may remove the Trustee with 30 days written notice to the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii) a custodian or public officer takes charge of the Trustee or its property; or

(iv) the Trustee becomes incapable of acting.

(c) If the Trustee resigns, is notified that it is to be removed or has notified the Company that it wishes to resign, in each case, in accordance with paragraph (b) above, or if a vacancy exists in the office of Trustee for any reason, the Company shall, as promptly as practicable, appoint a successor Trustee. Within one year after such notice is received by the recipients thereof (as the case may be), the Holders of a majority in aggregate principal amount of the then outstanding Notes may, by written notice to the then Trustee and the Company, appoint a successor Trustee to replace the retiring Trustee or any successor Trustee appointed by the Company or the relevant court pursuant to paragraph (d) below (as the case may be).

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee is notified that it is to be removed or has notified the Company that it wishes to resign, in each case, in accordance with paragraph (b) above, the retiring Trustee, the Company or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes, at the expense of the Company, may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

As used in this Section 7.08, the term “Trustee” shall also include each of the Paying Agent, Registrar and Transfer Agent, as applicable.

Section 7.09 Successor Trustee by Merger, Etc..

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation, national banking association or other Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus, as set forth in its most recent published annual report of condition, of at least the amount required by the Trust Indenture Act.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11 Preferential Collection of Claims Against the Company.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(b) the Company’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.11, 4.13 and 4.14, clauses (2) through (7) of Section 5.01(a), and Section 5.01(b) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), the Guarantees will be released pursuant to Section 13.06 and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any default thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(3) (as it relates to the covenants specified above), 6.01(4), 6.01(5), 6.01(6), 6.01(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries), 6.01(8) (solely with respect to Restricted Subsidiaries), 6.01(9) and 6.01(10) shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest due on the outstanding Notes on the Stated Maturity thereof or, to the extent the Company has previously provided a notice of redemption with respect to the outstanding Notes, on the applicable Redemption Date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel from independent counsel in the United States stating that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Emergence Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel from independent counsel in the United States shall confirm that (subject to customary assumptions, qualifications and exclusions) the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel from independent counsel in the United States (subject to customary assumptions, qualifications and exclusions) confirming that the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under any other material agreement to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel from independent counsel each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(2)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.04 or 8.05, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.04 or 8.05 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.04 or 8.05, as the case may be; provided that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02, the Company, any Guarantor, any other obligor under the Notes and the Trustee and/or Collateral Agent, as applicable, may amend or supplement this Indenture, any Guarantee, any Security Document or Notes without the consent of any Holder:

(1) to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in this Indenture, the Notes, any Guarantee and the Security Documents in accordance with Section 5.01;

(2) to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor upon the Notes, as applicable, in this Indenture, the Notes, any Guarantee or any Security Document;

(3) to cure any ambiguity, or to correct or supplement any provision in this Indenture, the Notes, any Guarantee or any Security Document which may be defective or inconsistent with any other provision in this Indenture, the Notes, any Guarantee or any Security Document;

(4) to make any other provisions with respect to matters or questions arising under this Indenture, the Notes, any Guarantee or any Security Document; provided that, in each case, such provisions shall not materially adversely affect the interest of the Holders of the Notes;

(5) to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable;

(6) to add to the Collateral securing the Notes or to add a Guarantor under this Indenture;

(7) to evidence and provide the acceptance of the appointment of a successor Trustee or Collateral Agent under this Indenture or the Security Documents;

(8) to mortgage, pledge, hypothecate or grant a Lien in favor of the Collateral Agent for the benefit of the Holders of the Notes (and the holders or lenders of ABL Liens) as additional security for the payment and performance of the Company’s and any Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(9) to provide for the issuance of Additional Notes and PIK Interest Notes (including any increases in Global Notes reflecting a PIK Payment) in accordance with this Indenture; or

(10) to provide for the release of Collateral from the Note Lien and the Security Documents when permitted or required by any of the Security Documents, the Intercreditor Agreement or this Indenture;

The Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of this Indenture.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, each Guarantor party thereto, if any, and the Trustee and/or Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, the Guarantees and any Security Document with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees, the Security Documents or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any Redemption Date (excluding any amendment or waiver of any minimum notice period for redemption which may be amended with the consent of the Company and the Holders of at least a majority of the Notes then outstanding) of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) in each case other than the provisions with respect to Section 4.09 and an Offer pursuant to Section 4.07;

(2) reduce the percentage in principal amount of such outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver or compliance with certain provisions of this Indenture;

(3) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each such Note affected thereby;

(4) amend or modify any of the provisions of this Indenture in any manner which subordinates the Notes issued thereunder in right of payment to any other Indebtedness of the Company or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Guarantee; or

(5) release any Guarantee of a Significant Subsidiary except in compliance with the terms of this Indenture.

In addition, any amendment to, or waiver of, the provision of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Note Liens, will require consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes).

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04 Effect of Consents.

An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder; provided that any amendment or waiver that requires the consent of each affected Holder shall not become effective with respect to any non-consenting Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver, whether or not such Persons continue to be Holders after such record date.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, Etc..

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment, supplement or waiver until the Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 15.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03). Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Article 9 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. The consent of the Collateral Agent shall not be necessary for any amendment, supplement or waiver to this Indenture, except for any amendment, supplement or waiver to Article 10 or 11 or as to this sentence.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

ARTICLE 10

INTERCREDITOR AGREEMENT

Section 10.01 Intercreditor Agreement.

Each Holder by accepting a Note agrees that the Note Liens are subject to the terms of the Intercreditor Agreement. The Holders by accepting a Note hereby authorize the Trustee and the Collateral Agent to enter into the Intercreditor Agreement on behalf of the Holders and agree that the Holders shall comply with the provisions of the Intercreditor Agreement applicable to them in their capacities as such to the same extent as if the Holders were parties thereto.

Additionally, provided that, no Event of Default has occurred and is continuing, the Trustee shall, upon written request of the Company enter into and direct the Collateral Agent to enter into amendments to the Intercreditor Agreement or an additional intercreditor agreement with the agent for the holders of any ABL Obligations on terms and conditions that, in the good faith determination of the Company, are not less favorable, taken as a whole, to the Holders of Notes than the terms of the Intercreditor Agreement and thereafter such amended or new intercreditor agreement shall be deemed to be the Intercreditor Agreement for all purposes of this Indenture.

ARTICLE 11

COLLATERAL

Section 11.01 Security Documents.

The Indenture Obligations are secured as provided in the Security Documents and will be secured by Security Documents hereafter. The Company shall, and shall cause each Guarantor to (or shall direct the Collateral Agent to), and each Guarantor shall (or shall direct the Collateral Agent to), make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain (at the sole cost and expense of the Company and the Guarantors) the security interest created by the Security Documents in the Collateral as a perfected security interest to the extent perfection is required by the Security Documents, subject only to Permitted Liens.

Section 11.02 Collateral Agent.

(a) The Collateral Agent shall have all the rights and protections provided in the Security Documents and, additionally, shall have all the rights and protections provided to the “Trustee” under Article 7.

(b) Subject to Section 7.01, none of the Collateral Agent, Trustee, Paying Agent, Registrar or Transfer Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Note Liens, or any defect or deficiency as to any such matters.

(c) Except as required or permitted by the Security Documents, the Holders, by accepting a Note, acknowledge that the Collateral Agent will not be obligated:

(i) to act upon directions purported to be delivered to it by any Person, except in accordance with the Security Documents;

(ii) to foreclose upon or otherwise enforce any Note Lien; or

(iii) to take any other action whatsoever with regard to any or all of the Note Liens, Security Documents or Collateral.

Section 11.03 Authorization of Actions to Be Taken.

(a) Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and Collateral Agent to enter into the Security Documents to which each is a party, authorizes and empowers the Trustee and Collateral Agent to execute and deliver the Intercreditor Agreement and authorizes and empowers the Trustee and Collateral Agent to bind the Holders of Notes as set forth in the Security Documents to which each is a party and the Intercreditor Agreement and to perform their respective obligations and exercise their respective rights and powers thereunder.

(b) The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Agent under the Security Documents to which the Trustee is a party and, subject to the terms of the Security Documents, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(c) Subject to the provisions of Section 7.01, Section 7.02, and the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i) foreclose upon or otherwise enforce any or all of the Note Liens;

(ii) enforce any of the terms of the Security Documents to which the Collateral Agent is a party; or

(iii) collect and receive payment of any and all Obligations.

Subject to the Intercreditor Agreement and at the Company’s sole cost and expense, the Trustee is hereby authorized and empowered by each Holder of Notes (by its acceptance thereof) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem reasonably expedient to protect or enforce the Note Liens or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem reasonably expedient, at the Company’s sole cost and expense, to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Note Liens or be prejudicial to the interests of Holders or the Trustee.

Section 11.04 Release of Collateral.

Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and the Intercreditor Agreement. In addition, the Company and the Guarantors will be entitled to the release of assets included in the Collateral from the Liens securing the Notes, and the Trustee shall (or, if the Trustee is not then the Collateral Agent, shall direct the Collateral Agent to) release the same from such Liens at the Company’s sole cost and expense, under any one or more of the following circumstances without the need for any further action by any Person:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole upon (a) satisfaction and discharge of this Indenture in accordance with Article 14 or (b) a Legal Defeasance or Covenant Defeasance under Article 8;

(3) in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Company or any Guarantor (other than to the Company or another Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition, (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee pursuant to Section 13.06, concurrently with the release of such Guarantee or (c) is Excluded Property;

(4) as to property that constitutes all or substantially all of the Collateral securing the Notes, with the consent of Holders of at least 75% in aggregate principal amount of the Notes then outstanding;

(5) as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding; or

(6) in part, in accordance with the applicable provisions of the Security Documents.

Section 11.05 Filing, Recording and Opinions.

(a) The Company will comply with the provisions of Sections 314(b) and 314(d) of the Trust Indenture Act, in each case following qualification of this Indenture pursuant to the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company except in cases where Section 314(d) of the Trust Indenture Act requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Company and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith, after consultation with counsel (which may be internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Following such qualification, to the extent the Company is required to furnish to the Trustee an Opinion of Counsel pursuant to Section 314(b)(2) of the Trust Indenture Act, the Company will furnish such opinion not more than 60 but not less than 30 days prior to each December 31, commencing December 31, 2019.

Any release of Collateral permitted by Section 11.04 and this Section 11.05 hereof will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof and any Person that is required to deliver an Officer’s Certificate or Opinion of Counsel pursuant to Section 314(d) of the Trust Indenture Act, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee may, to the extent permitted by Section 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and Opinion of Counsel.

(b) If any Collateral is released in accordance with this Indenture or any Security Document at a time when the Trustee is not itself also the Collateral Agent and if the Company has delivered the certificates and documents required by the Security Documents and Section 11.04, the Trustee will deliver all documentation received by it in connection with such release to the Collateral Agent.

(c) For the avoidance of doubt, under this Indenture, without complying with paragraphs (a) and (b) of this Section 11.05, the Guarantors may, among other things, without any release or consent by the Holders of the Securities or the Trustee, but otherwise in compliance with the covenants of this Indenture and the Security Documents, conduct ordinary course activities with respect to the Collateral, including (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business or selling, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or interest and in connection with the Company’s cash management activities) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by this Indenture and the Security Documents; and (ix) abandoning any intellectual property which is no longer used or useful in the Company’s business. The Company shall deliver to the Trustee within 30 days following the end of each six-month period (with the second such six-month period being the end of each fiscal year), an Officer’s Certificate to the effect that all releases and withdrawals during the preceding six-month period (or since the Emergence Date, in the case of the first such certificate) in connection with which no consent of the holders of the Notes or the Trustee was obtained pursuant to the foregoing provisions were made in the ordinary course of the Company’s or the respective Guarantor’s business and such release and the use of proceeds in connection therewith were not prohibited by this Indenture.

Section 11.06 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any officer or officers thereof required by the provisions of this Article 11; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

Section 11.07 Voting.

In connection with any matter under the Security Agreement requiring a vote of holders of Secured Obligations (as defined in the Security Agreement), the holders of such Secured Obligations shall be treated as a single class and the Holders shall cast their votes in accordance with this Indenture. The amount of the Notes to be voted by the Holders will equal the aggregate outstanding principal amount of the Notes. Following and in accordance with the outcome of the applicable vote under this Indenture, the Trustee shall vote the total amount of the Notes as a block in respect of any vote under the Security Agreement.

ARTICLE 12

APPLICATION OF TRUST MONIES

Section 12.01 Collateral Account.

No later than 30 days following the first date on which the Company or any Guarantor receives any Trust Monies, there shall be established and, at all times thereafter until this Indenture shall have terminated, there shall be maintained with the Collateral Agent the Collateral Account. The Collateral Account shall be established and maintained by the Collateral Agent at the office of the Collateral Agent. For the avoidance of doubt, no other deposit account or securities account shall be, or shall be deemed to be, the Collateral Account, and Trust Monies shall include only cash and Cash Equivalents required to be deposited into the Collateral Account pursuant to the terms of this Indenture. The Company shall cause all Trust Monies to be deposited in the Collateral Account and any such Trust Monies shall be held by and under the dominion and control of the Collateral Agent for its benefit and for the benefit of the Secured Parties (as defined in the Security Agreement) as a part of the Collateral until released in accordance with this Article 12.

Section 12.02 Investment of Trust Monies.

So long as no Default or Event of Default shall have occurred and be continuing, all or any part of any Trust Monies held by (or held in an account subject to the sole control of) the Collateral Agent shall from time to time be invested or reinvested by the Collateral Agent in any Cash Equivalents pursuant to a written request by the Company in the form of an Officer’s Certificate, which shall specify the Cash Equivalents in which such Trust Monies shall be invested and shall certify that such investments constitute Cash Equivalents; and the Collateral Agent shall sell any such Cash Equivalent only upon receipt of such a written request by the Company specifying the particular Cash Equivalent to be sold. So long as no Default or Event of Default occurs and is continuing, any interest or dividends accrued, earned or paid on such Cash Equivalents (in excess of any accrued interest or dividends paid at the time of purchase) that may be received by the Collateral Agent shall be forthwith paid to the Company. Such Cash Equivalents shall be held by the Collateral Agent as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents.

The Trustee and Collateral Agent shall not be liable or responsible for any loss, fee, tax or other charge resulting from such investments, reinvestments or sales except only for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct in complying with this Section 12.02.

Section 12.03 Application of Other Trust Monies.

The Collateral Agent shall return all Trust Monies to the Company upon any Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture under Section 14.01. The Collateral Agent shall have all rights and remedies with respect to the Collateral Account and any Trust Monies as provided in the Security Documents.

ARTICLE 13

GUARANTEES

Section 13.01 Guarantee.

Subject to this Article 13, each of the Guarantors hereby, jointly and severally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, interest, and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that the Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 13.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each payment to be made by a Guarantor in respect of its Guarantee shall, in each case, be made without set-off, counterclaim, reduction or diminution of any kind or nature.

As used in this Section 13.01, the term “Trustee” shall also include each of the Paying Agent, Registrar and Transfer Agent, as applicable.

Section 13.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 13, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall, in each case, be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 13.03 Execution and Delivery.

To evidence the Guarantee of each Guarantor as set forth in Section 13.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary or any Assistant Secretary of the Guarantor, or the sole member of the Guarantor, as the case may be, or any other officers of such Guarantor or such sole member, as the case may be, acting at the direction of any such foregoing officer.

Each Guarantor hereby agrees that the Guarantee as set forth in Section 13.01 shall, in each case, remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note or the Guarantee, as applicable, shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee by the Guarantors set forth in this Indenture on behalf of the Guarantors.

Section 13.04 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 13.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 13.05 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by such Guarantor pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 13.06 Release of Guarantees.

Notwithstanding any other provision of this Indenture, any Guarantee by a Restricted Subsidiary (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon:

(1) satisfaction and discharge of this Indenture in compliance with Article 14;

(2) a Legal Defeasance or Covenant Defeasance of this Indenture;

(3) in the case of any Guarantee by a Restricted Subsidiary, such Subsidiary ceasing to constitute a Restricted Subsidiary in a transaction that complies with this Indenture with a Person that is not a Restricted Subsidiary of the Company (whether upon a sale, exchange, transfer or disposition of Capital Stock in such Restricted Subsidiary (including by way of merger or consolidation);

(4) the merger or dissolution of a Guarantor into the Company or another Guarantor, or the transfer or sale of all or substantially all of the assets of a Guarantor to the Company or another Guarantor; or

(5) in the case of any Guarantee provided pursuant to the last sentence of Section 4.08 such Subsidiary no longer guaranteeing the payment of any Indebtedness of the Company, or any other Guarantor.

ARTICLE 14

SATISFACTION AND DISCHARGE

Section 14.01 Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of the Notes as is herein expressly provided) as to all Notes, when:

(1) either (A) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in this Indenture) have been delivered to the Trustee for cancellation or (B) all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; or

(2) the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars or Government Securities or a combination thereof sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or Redemption Date;

(3) after giving effect thereto, no Default or Event of Default shall have occurred and be continuing under any Indebtedness of the Company or any Restricted Subsidiary on the date of such deposit;

(4) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under the Indenture;

(5) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be;

(6) the Company or any Guarantor has paid or caused to be paid all other sums payable under this Indenture by the Company; and

(7) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel from independent counsel, each stating that all conditions precedent under this Section 14.01 relating to the satisfaction and discharge of such Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to clause (2) of this Section 14.01, the provisions of Section 14.02 and Section 8.06 shall survive.

Section 14.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money or Government Securities deposited with the Trustee pursuant to Section 14.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 14.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 14.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 15

MISCELLANEOUS

Section 15.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.

Section 15.02 Notices.

Any notice or communication by the Company, any Guarantor, the Collateral Agent or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax, overnight air courier guaranteeing next day delivery or email (to be followed by a copy via mail or courier), to the others’ address:

If to the Company and/or any Guarantor:

c/o Tops Markets, LLC

PO Box 1027

Buffalo, New York 14240-1027

Facsimile: (716) 635-5922

Attention: Michael J. Biehler, Vice President, Chief Legal Officer & Secretary

If to the Trustee:

Ankura Trust Company, LLC

60 State Street, Suite 700

Boston, Massachusetts 02109

Email: lisa.price@ankura.com

Attention: Lisa J. Price; James J. McGinley

If to the Collateral Agent:

Ankura Trust Company, LLC

60 State Street, Suite 700

Boston, Massachusetts 02109

Email: lisa.price@ankura.com

Attention: Lisa J. Price; James J. McGinley

The Company, any Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar, or in the case of Global Notes, deliver or cause to be delivered electronically in accordance with the procedures of the Depositary. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If the Company delivers a notice or communication to Holders, it shall deliver a copy to the Trustee and each Agent at the same time.

Section 15.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, any Guarantor, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 15.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any of the Guarantors to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 15.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 15.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 15.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance as to matters of fact on an Officer’s Certificate or certificates of public officials); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 15.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 15.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, member or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 15.08 Governing Law; Waiver of Jury Trial; Consent to Jurisdiction.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

To the fullest extent permitted by applicable law, the Company hereby irrevocably submits to the jurisdiction of any Federal or State court located in the Borough of Manhattan in the City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Securities and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. The Company agrees that final judgment in any such suit, action or proceeding borough in such a court shall be conclusive and binding upon the Company, and may be enforced in any courts to the jurisdiction of which the Company is subject by a suit upon such judgment, provided that service of process is effected upon the Company in the manner specified herein or as otherwise permitted by law.

Section 15.09 Force Majeure.

In no event shall the Trustee, Paying Agent, Registrar or Transfer Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural disasters or catastrophes or acts of God, earthquakes, fires, floods, epidemics, sabotage or interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, or any provision of any law or regulation or any act of any governmental, civil or military authority (or compliance therewith).

Section 15.10 Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and the Paying Agent, Registrar and Transfer Agent in this Indenture shall bind their respective successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 13.06. The provisions of Article 11 referring to the Collateral Agent shall inure to the benefit of such Collateral Agent.

Section 15.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 15.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 15.13 Table of Contents, Headings, Etc..

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 15.14 USA Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and Agents, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they will provide the Trustee and the Agents with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

[Signatures on following pages]

TOPS MARKETS, LLC, as Issuer

By:
Name: Frank Curci
Title: Chief Executive Officer

[Signature Page to Indenture]

TOPS GIFT CARD COMPANY, LLC, as Guarantor

By:
Name: Frank Curci
Title: Chief Executive Officer

TOPS PT, LLC, as Guarantor

By:
Name: Frank Curci
Title: Chief Executive Officer

TOPS HOLDING LLC, as Guarantor

By:
Name: Frank Curci
Title: Chief Executive Officer

ERIE LOGISTICS LLC, as Guarantor

By:
Name: Frank Curci
Title: Chief Executive Officer

TM1, LLC, as Guarantor

By:
Name: Frank Curci
Title: Chief Executive Officer

[Signature Page to Indenture]

ANKURA TRUST COMPANY, LLC, as Trustee and Collateral Agent

By:
Name:
Title:

[Signature Page to Indenture]

EXHIBIT A-1

[Face of Note]

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the IAI Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the OID Legend, if applicable, pursuant to the provisions of the Indenture]

A-1-1

CUSIP [                ]

ISIN [                ]1

[UNRESTRICTED][RULE 144A][REGULATION S][IAI] GLOBAL NOTE

13.000% Senior Secured Second Lien PIK Notes due 2024

No. ___	[$______________]

TOPS MARKETS, LLC

promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of ____________________ United States Dollars] on November [16], 2024.

Interest Payment Dates: through November [16], 2023, June 15 and December 15 of each year, commencing June 15, 2019, and after November [16], 2023, November [16], 2024.

Record Dates: through November [16], 2023, June1 and December 1, and after November [16], 2023, November [2], 2024.

[1]	Unrestricted Global Note CUSIP: 89079A AA4

Unrestricted Global Note ISIN: US89079AAA43

A-1-2

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

TOPS MARKETS, LLC

By:
Name:
Title:

A-1-3

This is one of the Notes referred to in the within-mentioned Indenture:

Dated: [                ]

ANKURA TRUST COMPANY, LLC, as Trustee

By:
Authorized Signatory

A-1-4

[Back of Note]

13.000% Senior Secured Second Lien PIK Notes due 2024

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST.

(a) Tops Markets, LLC, a New York limited liability company (the “Company”), promise to pay interest on the principal amount of this Note at 13.000% per annum from November [16], 2018 until maturity. The Company will pay interest, through November [16], 2023, semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day, and the Company will pay interest, after November 16, 2023, annually in arrears on November [16], 2024 (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be June 15, 2019. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b) Interest in respect of the interest periods for which the Interest Payment Date is June 15, 2019 and December 15, 2019 will be paid by increasing the principal amount of the outstanding Note or by issuing PIK Interest Notes (“PIK Interest”). Interest in respect of all subsequent interest periods will be paid (i) entirely in cash (“Cash Interest”) if the Company’s Consolidated Net Debt Ratio (calculated as of the 10th Business Day prior to the commencement of such interest period) is below 2.75:1.00, (ii) 50% of the interest as Cash Interest and 50% of the interest as PIK Interest if the Company’s Consolidated Net Debt Ratio (calculated as of the 10th Business Day prior to the commencement of such interest period) is equal to or greater than 2.75:1.00 and less than 3.25:1.00, and (iii) 100% of the interest as PIK Interest if the Company’s Consolidated Net Debt Ratio (calculated as of the 10th Business Day prior to the commencement of such interest period) is equal to or greater than 3.25:1.00. In the event that the Company determines to pay PIK Interest for any interest period, then the Company will deliver a notice (a “PIK Notice”) to the Trustee no later than five Business Days prior to the beginning of such interest period, which notice will state the total amount of interest to be paid on the Interest Payment Date in respect of such interest period and the amount of such interest to be paid as PIK Interest. The Company shall promptly thereafter furnish the PIK Notice to Holders of the Notes and to beneficial owners and prospective investors of the Notes pursuant to Section 4.13(a)(3) of the Indenture. Interest on the Notes in respect of any interest period for which a PIK Notice is not delivered must be paid entirely in cash.

A-1-5

2. METHOD OF PAYMENT. On or prior to November [16], 2023, the Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the June 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted Cash Interest. After November [16], 2023, the Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on November [2], 2024 (whether or not a Business Day), even if such Notes are canceled after such record date and on or before November [16], 2024, except as provided in Section 2.12 of the Indenture with respect to defaulted Cash Interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of, interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. PIK Interest will be considered paid on the date due if on such date the Trustee has received (a) a written order, pursuant to Section 2.02 of the Indenture, from the Company, signed by an Officer of the Company, to increase the balance of any Global Note to reflect such PIK Interest or (b) PIK Interest Notes duly executed by the Company together with a written order, pursuant to Section 2.02 of the Indenture, of the Company, signed by an officer of the Company, requesting the authentication of such PIK Interest Notes by the Trustee. In connection with the payment of PIK Interest in respect of the Notes, the Company will, without the consent of Holders (and without regard to any restrictions or limitations set forth under Section 2.02 of the Indenture), either increase the outstanding principal amount of the Global Notes or issue PIK Interest Notes under the Indenture.

3. PAYING AGENT AND REGISTRAR. Initially, Ankura Trust Company, LLC will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture, dated as of November [16], 2018 (the “Indenture”), among the Company, the Guarantors named therein, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of notes of the Company designated as its 13.000% Senior Secured Second Lien PIK Notes due 2024. The Company shall be entitled to issue Additional Notes pursuant to Section 2.01 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. OPTIONAL REDEMPTION.

(a) At any time prior to the First Call Date, the Company may redeem all or a portion of the Notes, on not less than 10 nor more than 60 days’ prior notice, in amounts of $1.00 or integral multiples of $1.00 in excess thereof, at a price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the Redemption Date, subject to the rights of holders of record on relevant Record Dates to receive interest due on an Interest Payment Date.

A-1-6

(b) On or after the First Call Date, the Company may redeem all or a portion of the Notes, on not less than 10 nor more than 60 days’ prior notice, in amounts of $1.00 or integral multiples of $1.00 in excess thereof, at the following redemption prices (expressed as percentages of the principal amount), together with accrued and unpaid interest, if any, to (but not including) the Redemption Date subject to the rights of holders of record on relevant Record Dates to receive interest due on an Interest Payment Date, if redeemed during the 12-month period beginning on the dates indicated below:

Date	Redemption Price
November [16], 2019	106.000%
November [16], 2020	103.000%
November [16], 2021	101.000%
November [16], 2022 and thereafter	100.000%

(c) In addition, at any time prior to the First Call Date, the Company, at its option, may, on not less than 10 nor more than 60 days’ prior notice, use the net proceeds of one or more Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) at a redemption price equal to 113.000% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date subject to the rights of holders of record on relevant Record Dates to receive interest due on an Interest Payment Date; provided that at least 65% of the aggregate principal amount of Notes (calculated after giving effect to the issuance of any Additional Notes) must remain outstanding immediately after the occurrence of such redemption and such redemption is within 120 days of the closing of the Equity Offering.

(d) In addition, at any time prior to the First Call Date, if a Change of Control occurs, the Company may redeem all or a portion of the Notes, on not less than 10 nor more than 60 days’ prior notice (except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 14), in amounts of $1.00 or integral multiples of $1.00 in excess thereof, at a price equal to 106.000% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to (but not including) the Redemption Date, subject to Section 3.05.

(e) If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the Notes are listed, or if the Notes are not listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable and in any event in accordance with the procedures of the Depositary. Notes and portions of Notes selected shall be in amounts of $1.00 or integral multiples of $1.00 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $1.00 or a multiple of $1.00 in excess thereof, shall be redeemed or purchased.

A-1-7

(f) In addition to the Company’s right to redeem the Notes as set forth above, the Company and its Affiliates may purchase Notes in open-market transactions, tender offers or otherwise.

6. REPURCHASE AT THE OPTION OF HOLDER. The Notes may be subject to repurchase at the option of the Holder under the Indenture, including Sections 4.07 and 4.09.

7. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Notes or portion of Notes selected for redemption, except for the unredeemed portion of any Notes being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the delivery of a notice of redemption of Notes to be redeemed.

8. PERSONS DEEMED OWNERS. The ownership of Notes shall be proved by the Note Register. Notwithstanding the foregoing, solely for purposes of determining whether any action to be taken or consent to be given under this Indenture is authorized, an owner of a beneficial interest in a Global Note shall be treated as a Holder, to the extent the Company directs the Trustee to accept reasonable evidence of such beneficial interest provided by such owner.

9. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

10. DEFAULTS AND REMEDIES. The Indenture contains various Events of Default and provisions relating to remedies associated therewith, as described in Article 6 of the Indenture.

11. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

12. GUARANTEES. The payment of the principal of, premium, if any, and interest on the Notes, is unconditionally guaranteed, jointly and severally, by the Guarantors to the extent set forth in and subject to the provisions of the Indenture.

13. SECURITY. The Indenture Obligations of the Company and the Guarantors are secured by Liens on the Collateral pursuant to the terms of the Security Documents. The actions of the Trustee, the Collateral Agent and the Holders and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Security Documents.

A-1-8

14. GOVERNING LAW. THE INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15. CUSIP/ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP/ISIN numbers to be printed on the Notes and the Trustee may use CUSIP/ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

Top Markets, LLC

P.O. Box 1027

Buffalo, NY 14240-1027

Facsimile: (716) 635-5922

Attention: Michael J. Biehler

A-1-9

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’ legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                    to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-1-10

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.07 or 4.09 of the Indenture, check the appropriate box below:

☐ Section 4.07             ☐ Section 4.09

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.07 or Section 4.09 of the Indenture, state the amount you elect to have purchased:

$____________________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-1-11

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $_____. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Registrar

*	This schedule should be included only if the Note is issued in global form.

A-1-12

EXHIBIT A-2

[Face of Regulation S Temporary Note]

[Insert Regulation S Temporary Global Note Legend]

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the IAI Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the OID Legend, if applicable, pursuant to the provisions of the Indenture]

A-2-1

CUSIP [•]

ISIN [•]

[TEMPORARY REGULATION S]

13.000% Senior Secured Second Lien PIK Notes due 2024

No. ___	[$______________]

Tops Markets, LLC

promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Regulation S Temporary Global Note attached hereto] [of ____________________ United States Dollars] on November [16], 2024.

Interest Payment Dates: through November [16], 2023, June 15 and December 15 of each year, commencing June 15, 2019, and after November [16], 2023, November [16], 2024

Record Dates: through November [16], 2023, June1 and December 1, and after November [16], 2023, November [2], 2024.

A-2-2

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

TOPS MARKETS, LLC

By:
Name:
Title:

A-2-3

This is one of the Notes referred to in the within-mentioned Indenture:

Dated: [                ]

ANKURA TRUST COMPANY, LLC, as Trustee

By:
Authorized Signatory

A-2-4

[Back of Note]

13.000% Senior Secured Second Lien PIK Notes due 2024

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST.

(a) Tops Markets, LLC, a New York limited liability company (the “Company”), promise to pay interest on the principal amount of this Note at 13.000% per annum from November [16], 2018 until maturity. The Company will pay interest, through November [16], 2023, semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day, and the Company will pay interest, after November 16, 2023, annually in arrears on November [16], 2024 (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be June 15, 2019. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b) Interest in respect of the interest periods for which the Interest Payment Date is June 15, 2019 and December 15, 2019 will be paid by increasing the principal amount of the outstanding Note or by issuing PIK Interest Notes (“PIK Interest”). Interest in respect of all subsequent interest periods will be paid (i) entirely in cash (“Cash Interest”) if the Company’s Consolidated Net Debt Ratio (calculated as of the 10th Business Day prior to the commencement of such interest period) is below 2.75:1.00, (ii) 50% of the interest as Cash Interest and 50% of the interest as PIK Interest if the Company’s Consolidated Net Debt Ratio (calculated as of the 10th Business Day prior to the commencement of such interest period) is equal to or greater than 2.75:1.00 and less than 3.25:1.00, and (iii) 100% of the interest as PIK Interest if the Company’s Consolidated Net Debt Ratio (calculated as of the 10th Business Day prior to the commencement of such interest period) is equal to or greater than 3.25:1.00. In the event that the Company determines to pay PIK Interest for any interest period, then the Company will deliver a notice (a “PIK Notice”) to the Trustee no later than five Business Days prior to the beginning of such interest period, which notice will state the total amount of interest to be paid on the Interest Payment Date in respect of such interest period and the amount of such interest to be paid as PIK Interest. The Company shall promptly thereafter furnish the PIK Notice to Holders of the Notes and to beneficial owners and prospective investors of the Notes pursuant to Section 4.13(a)(3) of the Indenture. Interest on the Notes in respect of any interest period for which a PIK Notice is not delivered must be paid entirely in cash.

A-2-5

(c) Until this Regulations S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as the other Notes under the Indenture.

2. METHOD OF PAYMENT. On or prior to November [16], 2023, the Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the June 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted Cash Interest. After November [16], 2023, the Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on November [2], 2024 (whether or not a Business Day), even if such Notes are canceled after such record date and on or before November [16], 2024, except as provided in Section 2.12 of the Indenture with respect to defaulted Cash Interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of, interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. PIK Interest will be considered paid on the date due if on such date the Trustee has received (a) a written order, pursuant to Section 2.02 of the Indenture, from the Company, signed by an Officer of the Company, to increase the balance of any Global Note to reflect such PIK Interest or (b) PIK Interest Notes duly executed by the Company together with a written order, pursuant to Section 2.02 of the Indenture, of the Company, signed by an officer of the Company, requesting the authentication of such PIK Interest Notes by the Trustee. In connection with the payment of PIK Interest in respect of the Notes, the Company will, without the consent of Holders (and without regard to any restrictions or limitations set forth under Section 2.02 of the Indenture), either increase the outstanding principal amount of the Global Notes or issue PIK Interest Notes under the Indenture.

3. PAYING AGENT AND REGISTRAR. Initially, Ankura Trust Company, LLC will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture, dated as of November [16], 2018 (the “Indenture”), among the Company, the Guarantors named therein, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of notes of the Company designated as its 13.000% Senior Secured Second Lien PIK Notes due 2024. The Company shall be entitled to issue Additional Notes pursuant to Section 2.01 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

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5. OPTIONAL REDEMPTION.

(a) At any time prior to the First Call Date, the Company may redeem all or a portion of the Notes, on not less than 10 nor more than 60 days’ prior notice, in amounts of $1.00 or integral multiples of $1.00 in excess thereof, at a price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the Redemption Date, subject to the rights of holders of record on relevant Record Dates to receive interest due on an Interest Payment Date.

(b) On or after the First Call Date, the Company may redeem all or a portion of the Notes, on not less than 10 nor more than 60 days’ prior notice, in amounts of $1.00 or integral multiples of $1.00 in excess thereof, at the following redemption prices (expressed as percentages of the principal amount), together with accrued and unpaid interest, if any, to (but not including) the Redemption Date subject to the rights of holders of record on relevant Record Dates to receive interest due on an Interest Payment Date, if redeemed during the 12-month period beginning on the dates indicated below:

Date	Redemption Price
November [16], 2019	106.000%
November [16], 2020	103.000%
November [16], 2021	101.000%
November [16], 2022 and thereafter	100.000%

(c) In addition, at any time prior to the First Call Date, the Company, at its option, may, on not less than 10 nor more than 60 days’ prior notice, use the net proceeds of one or more Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) at a redemption price equal to 113.000% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date subject to the rights of holders of record on relevant Record Dates to receive interest due on an Interest Payment Date; provided that at least 65% of the aggregate principal amount of Notes (calculated after giving effect to the issuance of any Additional Notes) must remain outstanding immediately after the occurrence of such redemption and such redemption is within 120 days of the closing of the Equity Offering.

(d) In addition, at any time prior to the First Call Date, if a Change of Control occurs, the Company may redeem all or a portion of the Notes, on not less than 10 nor more than 60 days’ prior notice (except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 14), in amounts of $1.00 or integral multiples of $1.00 in excess thereof, at a price equal to 106.000% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to (but not including) the Redemption Date, subject to Section 3.05.

(e) If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the Notes are listed, or if the Notes are not listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable and in any event in accordance with the procedures of the Depositary. Notes and portions of Notes selected shall be in amounts of $1.00 or integral multiples of $1.00 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $1.00 or a multiple of $1.00 in excess thereof, shall be redeemed or purchased.

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(f) In addition to the Company’s right to redeem the Notes as set forth above, the Company and its Affiliates may purchase Notes in open-market transactions, tender offers or otherwise.

6. REPURCHASE AT THE OPTION OF HOLDER. The Notes may be subject to repurchase at the option of the Holder under the Indenture, including Sections 4.07 and 4.09.

7. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Notes or portion of Notes selected for redemption, except for the unredeemed portion of any Notes being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the delivery of a notice of redemption of Notes to be redeemed.

8. PERSONS DEEMED OWNERS. The ownership of Notes shall be proved by the Note Register. Notwithstanding the foregoing, solely for purposes of determining whether any action to be taken or consent to be given under this Indenture is authorized, an owner of a beneficial interest in a Global Note shall be treated as a Holder, to the extent the Company directs the Trustee to accept reasonable evidence of such beneficial interest provided by such owner.

9. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

10. DEFAULTS AND REMEDIES. The Indenture contains various Events of Default and provisions relating to remedies associated therewith, as described in Article 6 of the Indenture.

11. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

12. GUARANTEES. The payment of the principal of, premium, if any, and interest on the Notes, is unconditionally guaranteed, jointly and severally, by the Guarantors to the extent set forth in and subject to the provisions of the Indenture.

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13. SECURITY. The Indenture Obligations of the Company and the Guarantors are secured by Liens on the Collateral pursuant to the terms of the Security Documents. The actions of the Trustee, the Collateral Agent and the Holders and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Security Documents.

14. GOVERNING LAW. THE INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15. CUSIP/ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP/ISIN numbers to be printed on the Notes and the Trustee may use CUSIP/ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

Top Markets, LLC

P.O. Box 1027

Buffalo, NY 14240-1027

Facsimile: (716) 635-5922

Attention: Michael J. Biehler

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’ legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.07 or 4.09 of the Indenture, check the appropriate box below:

☐  Section 4.07             ☐  Section 4.09

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.07 or Section 4.09 of the Indenture, state the amount you elect to have purchased:

$____________________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-2-11

SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S TEMPORARY GLOBAL NOTE*

The initial outstanding principal amount of this Regulation S Temporary Global Note is $__________. The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Regulation S Temporary Global Note or for a Definitive Note, or exchanges of a part of another Regulation S Temporary Global or Definitive Note for an interest in this Regulation S Temporary Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Regulation S Temporary Global Note	Amount of increase in Principal Amount of this Regulation S Temporary Global Note	Principal Amount of this Regulation S Temporary Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Registrar

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Tops Markets, LLC

PO Box 1027

Buffalo, New York 14240-1027

Facsimile: (716) 635-5922

Attention: Michael J. Biehler, Vice President, Chief Legal Officer & Secretary

Ankura Trust Company, LLC

60 State Street, Suite 700

Boston, Massachusetts 02109

Email: lisa.price@ankura.com

Attention: Lisa J. Price; James J. McGinley

Re: 13.000% Senior Secured Second Lien PIK Notes due 2024

Reference is hereby made to the Indenture, dated as of November [16], 2018 (the “Indenture”), among Tops Markets, LLC, the Guarantors named therein, the Trustee and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                          (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                     in such Note[s] or interests (the “Transfer”), to                  (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S TEMPORARY GLOBAL NOTE, THE REGULATION S PERMANENT GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Temporary Global Note, the Regulation S Permanent Global Note and/or the Restricted Definitive Note Indenture and the Securities Act.

3. ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the

Transferee in the form of Exhibit B-1 to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of Transfer of less than $100,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 to a Person who is not an affiliate (as defined in Rule 144) of the Company under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act to a Person who is not an affiliate (as defined in Rule 144) of the Company and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 to a Person who is not an affiliate (as defined in Rule 144) of the Company and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

5. ☐ CHECK IF TRANSFEROR IS AN AFFILIATE OF THE COMPANY.

6. ☐ CHECK IF TRANSFEREE IS AN AFFILIATE OF THE COMPANY.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]
By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP [ ]), or

(ii)	☐ Regulation S Global Note (CUSIP [ ]), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP [ ]), or

(ii)	☐ Regulation S Global Note (CUSIP [ ]), or

(iii)	☐ Unrestricted Global Note (CUSIP [ ]), or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT B-1

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Tops Markets, LLC

PO Box 1027

Buffalo, New York 14240-1027

Facsimile: (716) 635-5922

Attention: Michael J. Biehler, Vice President, Chief Legal Officer & Secretary

Ankura Trust Company, LLC

60 State Street, Suite 700

Boston, Massachusetts 02109

Email: lisa.price@ankura.com

Attention: Lisa J. Price; James J. McGinley

Re: 13.000% Senior Secured Second Lien PIK Notes due 2024

Reference is hereby made to the Indenture, dated as of November [16], 2018 (the “Indenture”), among Tops Markets, LLC, the Guarantors named therein, the Trustee and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                     aggregate principal amount of Definitive Note, we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes at the time of transfer of less than $100,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to an effective registration statement under the Securities Act, (F) in accordance with Rule 144 under the Securities Act or (G) in accordance with another exemption from the registration requirements of the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note from us in a transaction meeting the requirements of clauses (A) through (G) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

B-1-1

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]
By:
Name:
Title:

Dated:

B-1-2

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Tops Markets, LLC

PO Box 1027

Buffalo, New York 14240-1027

Facsimile: (716) 635-5922

Attention: Michael J. Biehler, Vice President, Chief Legal Officer & Secretary

Ankura Trust Company, LLC

60 State Street, Suite 700

Boston, Massachusetts 02109

Email: lisa.price@ankura.com

Attention: Lisa J. Price; James J. McGinley

Re: 13.000% Senior Secured Second Lien PIK Notes due 2024

Reference is hereby made to the Indenture, dated as of November [16], 2018 (the “Indenture”), among Tops Markets, LLC, the Guarantors named therein, the Trustee and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                 in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act, (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States and (v) the Owner is not an affiliate (as defined in Rule 144) of the Company.

b) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act, (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States and (v) the Owner is not an affiliate (as defined in Rule 144) of the Company.

c) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act, (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States and (v) the Owner is not an affiliate (as defined in Rule 144) of the Company.

d) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act, (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States and (v) the Owner is not an affiliate (as defined in Rule 144) of the Company.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a) ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a

Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

3) ☐ CHECK IF OWNER IS AN AFFILIATE OF THE COMPANY.

4) ☐ CHECK IF OWNER IS EXCHANGING THIS NOTE IN CONNECTION WITH AN EXPECTED TRANSFER TO AN AFFILIATE OF THE COMPANY.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company and are dated                                 .

[Insert Name of Transferor]
By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of __________, among (the “Guaranteeing Subsidiary”), a subsidiary of Tops Markets, LLC, a New York limited liability company (the “Company”), Ankura Trust Company, LLC, a New Hampshire State Chartered Non Depositary Institution, as trustee (the “Trustee”) and, as collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of the Company, and the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November [16], 2018, providing for the issuance of an unlimited aggregate principal amount of 13.000% Senior Secured Second Lien PIK Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

(3) Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to Guarantee to each Holder of the Notes and the Trustee the Indenture Obligations pursuant to Article 13 of the Indenture.

(4) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Company or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

D-1

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(9) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

ANKURA TRUST COMPANY, LLC, as Trustee and Collateral Agent

By:
Name:
Title:

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